UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by Party other than the Registrant    ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BlackRock, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 15, 2014

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2014 Annual Meeting of Stockholders.

We will hold the meeting on Thursday, May 29, 2014, beginning at 8:00 a.m., local time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

The attached Notice of Annual Meeting and the Proxy Statement describe the business that we will conduct at the meeting and provide information about BlackRock.

Your vote is important. Whether you plan to attend the meeting or not, please review the attached material and submit your proxy promptly by telephone or via the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials or on the attached proxy card, or by completing, signing, dating and returning the attached proxy card. Doing so will help ensure that the matters coming before the meeting can be acted upon. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

55 East 52nd Street New York, New York 10055

April 15, 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the Annual Meeting of Stockholders of BlackRock, Inc. at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on Thursday, May 29, 2014, beginning at 8:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect 13 directors to serve on our Board of Directors;

(2)	approve an amendment to the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan adopted on May 24, 2010 (the “Stock Plan”) and re-approve the performance goals set forth in the Stock Plan;

(3)	re-approve the performance goals set forth in the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan (the “Performance Plan”);

(4)	approve, by non-binding advisory vote, the compensation of the named executive officers (the “NEOs”) as disclosed and discussed in the Proxy Statement;

(5)	ratify the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2014; and

(6)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on April 3, 2014.

Please note that we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or vote by telephone, was mailed to our stockholders beginning on April 15, 2014. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

By Order of the Board of Directors,

J. Russell McGranahan

Corporate Secretary

BlackRock, Inc.

55 East 52nd Street New York, New York 10055

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting to be held on Thursday, May 29, 2014: Our Proxy Statement and 2013 Annual Report, are available free of charge on our website at www.blackrock.com.

April  15, 2014

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock” or the “Company”) of proxies to be voted at BlackRock’s 2014 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2014 Annual Meeting of Stockholders on Thursday, May 29, 2014, beginning at 8:00 a.m., local time. The Annual Meeting will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022. Directions are available through the Annual Meeting link accessible via the “Investor Relations” homepage on: www.blackrock.com.

A Notice of Internet Availability of Proxy Materials was mailed to our stockholders beginning on April 15, 2014.

Items to be Voted on at the Annual Meeting

We will vote on the election of 13 directors.

We will vote on an amendment to the Stock Plan in the form of Annex A and on the re-approval of the performance goals set forth in the Stock Plan.

We will vote on the re-approval of the performance goals set forth in the Performance Plan.

We will hold a non-binding advisory vote on the compensation of the NEOs as disclosed and discussed in the Proxy Statement.

We will vote on the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2014.

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees to the Board of Directors;

•	“FOR” approval of the amendment to the Stock Plan and the re-approval of the performance goals set forth in the Stock Plan;

•	“FOR” re-approval of the performance goals set forth in the Performance Plan;

•	“FOR” the approval of BlackRock’s compensation for NEOs, as discussed in the Proxy Statement; and

•	“FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2014.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on April 3, 2014 are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of April 3, 2014, 167,006,561 shares of BlackRock’s common stock, par value $0.01 per share, were outstanding. Holders are entitled to one vote per share.

How to Vote

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on May 28, 2014 by calling the toll-free telephone number on the attached proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 28, 2014 by accessing the website listed on the Notice of Internet Availability of Proxy Materials and your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy, date, sign and return it to Broadridge Financial Solutions in the postage-paid envelope provided (if you received your proxy materials by mail) or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Attending and Voting at the Annual Meeting

You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act as a representative for, a holder of BlackRock common stock at the close of business on April 3, 2014. Stockholders, or their valid legal proxies, planning to attend the Annual Meeting in person must bring a form of government-issued photo identification, such as a driver’s license, state-issued identification card or passport, to gain entry to the Annual Meeting. In addition, if you were the beneficial owner of shares held in the name of a bank, broker or other holder of record, you or your representative must bring proof of your stock ownership as of the close of business on April 3, 2014, such as an account statement or similar evidence of ownership. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting rooms at the Annual Meeting. If you are unable to provide valid photo identification or if we are unable to validate that you were a stockholder (or that you are authorized to act as a legal proxy for a stockholder) or you cannot comply with the other procedures outlined above for attending the Annual Meeting in person, we will not be able to admit you to the Annual Meeting.

In the event you submit your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Time on May 28, 2014;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If a nominee has not received instructions from the beneficial owner, the nominee may vote these shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). The election of directors, the approval of the amendment to the Stock Plan and re-approval of the performance goals under the Stock Plan, the re-approval of performance goals under the Performance Plan and the approval of NEO compensation are not deemed “routine” by the NYSE and nominees have no discretionary voting power for these matters. The ratification of auditors is deemed a “routine” matter on which nominees have discretionary voting power.

Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 13 director nominees and one vote on each other matter. Directors receiving a majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) with respect to Item 1 will be elected as a director. Abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote to elect directors. A majority of the votes of shares of common stock represented and entitled to vote at the Annual Meeting is required for Item 2, the approval of the amendment to the Stock Plan and the re-approval of performance goals under the Stock Plan, Item 3, the re-approval of performance goals under the Performance Plan, Item 4, the approval of NEO compensation, and Item 5, the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2014. In the vote for Items 2, 3, 4 and 5, abstentions have the same effect as a vote cast against the proposal. In the vote for Items 2, 3 and 4, broker “non-votes” will be disregarded and have no effect. With respect to Items 2 and 3, however, broker non-votes could have the same effect as votes cast “against” the proposals if they cause the total votes cast on the item to be 50% or less of the total voting power entitled to vote on the item.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our principal executive offices at 55 East 52nd Street, New York, New York 10055, by contacting the Corporate Secretary of BlackRock.

Multiple Stockholders Sharing the Same Address

In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Notice of Internet Availability of Proxy Materials or, if applicable, one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one such copy, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the Annual Report and the Proxy Statement to any stockholder who sends a written request to:

BlackRock, Inc.

Attn: Corporate Secretary

55 East 52nd Street

New York, New York 10055

You may also contact our Corporate Secretary at (212) 810-5300. You may also notify us that you would like to receive separate copies of the Notice of Internet Availability of Proxy Materials or, if applicable, BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the attached proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Voting Results

Broadridge Financial Solutions, our independent tabulating agent, will count the votes. We will publish the voting results in a Form 8-K filed within four business days of the Annual Meeting.

Confidentiality of Voting

BlackRock keeps all proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only Broadridge Financial Solutions to examine these documents. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to BlackRock management by Broadridge Financial Solutions.

Available Information

BlackRock makes available free of charge through its website at www.blackrock.com, under the heading “Investor Relations/SEC Filings,” its Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to these reports no later than the day on which such materials are first sent to security holders or made public. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to those reports. Written requests for copies should be addressed to:

BlackRock, Inc.

Attn: Investor Relations

55 East 52nd Street

New York, New York 10055

Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the Securities and Exchange Commission’s (“SEC”) home page on the Internet at www.sec.gov. The Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) is not part of the proxy solicitation materials.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s Board of Directors currently consists of 20 directors, which number of directors may be increased or decreased by the Board of Directors. Following the 2014 Annual Meeting, assuming the Directors nominated are re-elected, BlackRock’s Board of Directors is expected to consist of 18 Directors, 14 of whom, representing over 75% of the Board, will be “independent” as defined in the NYSE listing standards.

BlackRock’s Board of Directors was declassified as of the 2013 Annual Meeting and directors are elected annually for one-year terms, except that directors elected to a class prior to the 2013 Annual Meeting will continue to serve the balance of their existing three-year terms.

BlackRock’s implementation and stockholder agreement with The PNC Financial Services Group, Inc. (“PNC”) provides, subject to the waiver provisions of the agreement, that BlackRock will use its best efforts to cause the election at each annual meeting of stockholders such that the Board of Directors will consist of no more than 19 directors, not less than two nor more than four directors who will be members of BlackRock management, two directors who will be designated by PNC and the remaining directors being independent for purposes of the rules of the NYSE and not designated by or on behalf of PNC or any of its affiliates. PNC’s designees on the Board of Directors are currently James E. Rohr and William S. Demchak. Mr. Rohr notified BlackRock that he will not seek or accept re-election to the Board of Directors at the 2014 Annual Meeting. PNC has notified BlackRock that for the time being it will not designate a director to replace Mr. Rohr on the Board of Directors, although it retains the right to do so anytime in accordance with the implementation and stockholder agreement between BlackRock and PNC. PNC has been permitted to invite an observer to attend meetings of the Board of Directors as a non-voting guest. Following Mr. Rohr’s retirement at the 2014 Annual Meeting, this PNC observer is expected to be Gregory B. Jordan, the General Counsel and Head of Regulatory and Governmental Affairs of PNC. Laurence D. Fink and Robert S. Kapito are directors and members of BlackRock management.

The terms of office for Abdlatif Yousef Al-Hamad, Mathis Cabiallavetta, Pamela Daley, Jessica P. Einhorn, Fabrizio Freda, Murray S. Gerber, James Grosfeld, David H. Komansky, Sir Deryck Maughan, Cheryl D. Mills, Marco Antonio Slim Domit, John S. Varley and Susan L. Wagner expire at this Annual Meeting, and the Board of Directors has selected each for re-election. Thomas K. Montag is not eligible to be re-nominated due to regulatory restrictions. If elected, each such director will serve until the annual meeting of stockholders in 2015, or, in each case, until succeeded by another qualified director who has been elected or until his or her death, resignation or retirement.

Majority Vote Standard for Election of Directors

BlackRock’s amended and restated bylaws require directors to be elected by a majority of the votes cast with respect to each director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standards for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is seven days in advance of when we file our definitive Proxy Statement with the SEC. Under our Director Resignation Policy, any incumbent director who fails to be elected must tender his or her resignation to the Board of Directors. In that situation, the Nominating and Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation or whether to take other action. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation under the Director Resignation Policy will not participate in the Board of Directors’ decision.

Recommendation of the Board of Directors

The Board of Directors recommends stockholders vote “FOR” the election of each of the 13 nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding each director nominee and each of the five continuing directors highlights the particular experience, qualifications, attributes or skills possessed by each director nominee and each continuing director that led the Board of Directors to determine that such person should serve as director. The information that follows is as of January 31, 2014.

Nominees for Director Whose Terms Will Expire in 2015

Abdlatif Yousef Al-Hamad

Director Since 2009

Age 76

Experience and Qualifications

Mr. Al-Hamad has served as Director General and Chairman of the Board of Directors of the Arab Fund for Economic and Social Development since 1985. He was the Minister of Finance and Planning of Kuwait from 1981 to 1983 and prior to that served for eighteen years as the Director General of the Kuwait Fund for Arab Economic Development. He is a member of the Board of the Kuwait Investment Authority. Mr. Al-Hamad chaired the Development Committee Task Force on Multilateral Development Banks and has served on the International Advisory Boards of Morgan Stanley, Marsh & McLennan Companies, Inc., American International Group, Inc. and the National Bank of Kuwait.

Mr. Al-Hamad’s extensive experience in the strategically important Middle East region and his expertise in international finance, economic policy and government relations provide the Board with an experienced outlook on international business policy and global capital markets.

BlackRock Board Committee Memberships

Nominating and Governance Committee

Risk Committee

Other Public Company Directorships (within the past 5 years)

None

Mathis Cabiallavetta

Director Since 2007

Age 69

Experience and Qualifications

Mr. Cabiallavetta has served as a member of the Board of Directors of Swiss Re Ltd. since 2008 and as the Vice Chairman of the Board since 2009. Mr. Cabiallavetta retired as Vice Chairman, Office of the Chief Executive Officer of Marsh & McLennan Companies, Inc. and as Chairman of Marsh & McLennan Companies International in 2008. Prior to joining Marsh & McLennan Companies, Inc. in 1999, Mr. Cabiallavetta was Chairman of the Board of Directors of Union Bank of Switzerland (UBS A.G.).

As a leader of Swiss Re Ltd. and a former leader of Marsh & McLennan Companies, Inc. and Union Bank of Switzerland (UBS A.G.), Mr. Cabiallavetta brings executive experience from these large and complex multinational businesses and provides substantial expertise in international financial markets to the Board of Directors and a unique insight and perspective to its oversight of the Company’s global business.

BlackRock Board Committee Memberships

Audit Committee

Nominating and Governance Committee

Risk Committee

Other Public Company Directorships (within the past 5 years)

Swiss Re Ltd. (2008 – present; Vice Chairman since 2009)

Philip Morris International Inc. (2008 – present)

Pamela Daley

Director Since 2014

Age 61

Experience and Qualifications

Ms. Daley retired from General Electric Company (“GE”) in January 2014 and served as a Senior Advisor to the Chairman from April 2013 to January 2014. Prior to this role, Ms. Daley served as Senior Vice President of Corporate Business Development from 2004 to 2013 and as Senior Counsel for Transactions from 1991 to 2004. As Senior Vice President, Ms. Daley was responsible for GE’s mergers, acquisitions and divestiture activities worldwide. Ms. Daley joined GE in 1989 as Tax Counsel. Previously, Ms. Daley was a Partner of Morgan, Lewis & Bockius, where she specialized in domestic and cross-border tax-oriented financings and commercial transactions. Ms. Daley serves on the board of BG Group, an international gas and oil company traded on the London Stock Exchange.

With over 30 years of transactional experience and more than 20 years as an executive with GE, one of the world’s leading multinational corporations, Ms. Daley brings significant experience and strategic insight to the Board in the areas of leadership development, international operations, transactions, business development and strategy.

BlackRock Board Committee Memberships

None

Other Public Company Directorships (within the past 5 years)

BG Group (2014 – present)

Jessica P. Einhorn

Director Since 2012

Age 66

Experience and Qualifications

Ms. Einhorn served as Dean of the Paul H. Nitze School of Advanced International Studies at The Johns Hopkins University from 2002 until June 2012. Prior to becoming Dean, she was a consultant at Clark & Weinstock, a strategic consulting firm. She spent nearly twenty years at the World Bank, concluding as Managing Director in 1998. Between 1998 and 1999, Ms. Einhorn was a Visiting Fellow at the International Monetary Fund. Prior to joining the World Bank in 1978, she held positions at the U.S. Treasury, the U.S. State Department and the International Development Cooperation Agency of the United States. She currently serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. As of July 2012, she is resident at The Rock Creek Group in Washington, DC, where she is a longstanding member of the Rock Creek Group Advisory Board.

Ms. Einhorn’s leadership experience in academia and at the World Bank, and experience in the U.S. government and at the International Monetary Fund, provides the Board of Directors with a unique perspective and in-depth understanding on issues concerning international finance, economics and public policy. Through her service on other public company boards, Ms. Einhorn also has developed expertise in corporate governance.

BlackRock Board Committee Memberships

Risk Committee

Other Public Company Directorships (within the past 5 years)

Time Warner, Inc. (2005 – present)

Fabrizio Freda

Director Since 2012

Age 56

Experience and Qualifications

Mr. Freda has served as President and Chief Executive Officer of The Estée Lauder Companies Inc. (“Estée Lauder”) since July 2009, and is also a member of its Board of Directors. Mr. Freda previously served as Estée Lauder’s President and Chief Operating Officer from 2008 to July 2009. Estée Lauder is a global leader in prestige beauty with more than 30 brands and 32,000 employees worldwide. Prior to joining Estée Lauder, Mr. Freda held various senior positions at Procter & Gamble Company over the span of 20 years. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA.

Mr. Freda’s extensive experience in product strategy, innovation and global branding bring valuable insights to the Board. His chief executive experience at Estée Lauder, an established multinational manufacturer and marketer of prestige brands, provides the Company with unique perspectives on its own marketing, strategy and innovation initiatives.

BlackRock Board Committee Memberships

Nominating and Governance Committee

Other Public Company Directorships (within the past 5 years)

The Estée Lauder Companies Inc. (2009 – present)

Murry S. Gerber

Director Since 2000

Age 60

Experience and Qualifications

Mr. Gerber has served as a member of the Boards of Directors of U.S. Steel Corporation since July 2012 and Halliburton Company since January 2012. Previously, Mr. Gerber served as Executive Chairman of EQT Corporation, an integrated energy company, from 2010 until May 2011, as Chairman and Chief Executive Officer of EQT Corporation from 2007 to 2010, as Chairman, Chief Executive Officer and President of EQT Corporation from 2000 to 2007 and as Chief Executive Officer and President of EQT Corporation from 1998 to 2000.

As a former leader of a large, publicly-traded energy production company and as a current or former member of the board of directors of three large, publicly-traded companies, Mr. Gerber brings to the Board of Directors significant financial expertise as well as expert knowledge of the energy sector.

BlackRock Board Committee Memberships

Audit Committee (Chairperson)

Executive Committee

Management Development and Compensation Committee

Risk Committee

Other Public Company Directorships (within the past 5 years)

U.S. Steel Corporation (2012 – present)

Halliburton Company (2012 – present)

EQT Corporation (1998 – 2012, Chairman from 2000 – 2010 and Executive Chairman from 2010 – 2011)

James Grosfeld

Director Since 1999

Age 76

Experience and Qualifications

Mr. Grosfeld was formerly Chairman of the Board and Chief Executive Officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company, from 1974 to 1990. Mr. Grosfeld has served as a trustee of Lexington Realty Trust since 2003.

As the former Chairman and Chief Executive Officer of Pulte Homes, Inc., the nation’s largest homebuilder, Mr. Grosfeld provides the Board of Directors with practical management and leadership expertise on public company governance as well as expertise in financial services and real estate matters.

BlackRock Board Committee Memberships

Management Development and Compensation Committee

Nominating and Governance Committee

Other Public Company Directorships (within the past 5 years)

Lexington Realty Trust

David H. Komansky

Director Since 2003

Age 75

Experience and Qualifications

Mr. Komansky retired as Chairman of the Board of Merrill Lynch in 2003. Mr. Komansky became Chairman of the Board of Merrill Lynch in 1997, served as a director and Chief Executive Officer of Merrill Lynch from 1996 to 2002 and as a director, President and Chief Operating Officer of Merrill Lynch from 1995 to 1996. Previously, Mr. Komansky served as a director of WPP Group plc from 2003 to 2009.

Mr. Komansky’s chief executive experience at Merrill Lynch and his financial and management expertise provides the Board of Directors with a valuable perspective and leadership insights on a wide range of corporate governance matters unique to complex financial organizations.

BlackRock Board Committee Memberships

Executive Committee

Management Development and Compensation Committee (Chairperson)

Other Public Company Directorships (within the past 5 years)

None

Sir Deryck Maughan

Director Since 2006

Age 66

Experience and Qualifications

Sir Deryck has been Senior Advisor of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) since January 2013. Previously, he was Partner and Head of the Financial Institutions Group of KKR since 2009 and Managing Director since 2005. He was Chairman of KKR Asia from 2005 to 2009. Prior to joining KKR, Sir Deryck served as Vice Chairman of Citigroup from 1998 to 2004, as Chairman and Chief Executive Officer of Salomon Brothers from 1992 to 1997 and as Chairman and Chief Executive Officer of Salomon Brothers Asia from 1986 to 1991. He also was Vice Chairman of the U.S.-Japan Business Council from 2002 to 2004. Prior to joining Salomon Brothers in 1983, Sir Deryck worked at Goldman Sachs. He served in H.M. Treasury (UK Economics and Finance Ministry) from 1969 to 1979. He has also served as a director of GlaxoSmithKline plc since 2004 and Thomson Reuters since 2008.

Sir Deryck’s internationally focused leadership positions at KKR, a global leader in private equity, fixed income and capital markets, and at Citigroup and Salomon Brothers provide the Board of Directors with a valuable perspective on international finance and capital markets.

BlackRock Board Committee Memberships

Executive Committee

Management Development and Compensation Committee

Risk Committee (Chairperson)

Other Public Company Directorships (within the past 5 years)

Thomson Reuters (2008 – present)

GlaxoSmithKline plc (2004 – present)

Cheryl D. Mills

Director Since 2013

Age 48

Experience and Qualifications

Ms. Mills formerly served as Chief of Staff to Secretary of State Hillary Clinton, and Counselor to the U.S. Department of State from 2009 to 2013. Previously, Ms. Mills was with New York University from 2002 to 2009 where she served as Senior Vice President for Administration and Operations and as General Counsel. She also served as Secretary of the University’s Board of Trustees. From 1999 to 2001, Ms. Mills was Senior Vice President for Corporate Policy and Public Programming at Oxygen Media. Prior to joining Oxygen, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. She began her career as an Associate at the Washington, D.C. law firm of Hogan & Hartson. Ms. Mills previously served on the boards of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, and Orion Power, an independent electric power generating company.

Ms. Mills brings to the Board of Directors a range of leadership experiences from government and academia and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, corporate administration and corporate governance.

BlackRock Board Committee Memberships

None

Other Public Company Directorships (within the past 5 years)

None

Marco Antonio Slim Domit

Director Since 2011

Age 45

Experience and Qualifications

Mr. Slim has been Chairman of the Board of Directors of Grupo Financiero Inbursa since 1997 and previously served as Chief Executive Officer of Grupo Financiero Inbursa from 1997 until April 2012. Mr. Slim is also President of The Carlos Slim Health Institute, Vice-Chairman of the Board of Impulsora del Desarrollo y el Empleo en América Latina (IDEAL), an infrastructure company, and also a board member of Teléfonos de México and Grupo Carso, among others.

Mr. Slim’s experience at Grupo Financiero Inbursa provides the Board with knowledge and expertise in the financial sector and particular insight into Latin American markets. In addition, as a member of the board of directors of several international companies that invest globally, Mr. Slim brings substantive expertise in global markets, stockholder rights and international finance to the Board of Directors.

BlackRock Board Committee Memberships

Audit Committee

Other Public Company Directorships (within the past 5 years)

Grupo Financiero Inbursa (Chairman from 1997 – present)

Impulsora del Desarrollo y el Empleo en América Latina (2011 – present)

Grupo Carso (2008 – present)

John S. Varley

Director Since 2009

Age 58

Experience and Qualifications

Mr. Varley has served as a member of the Boards of Directors of Rio Tinto since 2011 and AstraZeneca PLC since 2006. Mr. Varley was Chief Executive of Barclays PLC and Barclays Bank PLC (“Barclays”) from 2004 to 2010. Previously, he served as the Finance Director of Barclays from 2000 until the end of 2003. Mr. Varley joined the Barclays Executive Committee in 1996 and was appointed to the Boards of Directors of Barclays PLC and Barclays Bank PLC in 1998, positions he held until retiring in December 2010. From 1998 to 2000, Mr. Varley was the Chief Executive of Barclays’ Retail Financial Services and from 1995 to 1998 was the Chairman of its Asset Management Division.

Mr. Varley brings to the Board of Directors valuable insights on asset management, risk management and international finance acquired through his leadership of Barclays, a large, complex financial services organization with global operations.

BlackRock Board Committee Memberships

Audit Committee

Other Public Company Directorships (within the past 5 years)

Rio Tinto (2011 – present)

AstraZeneca PLC (2006 – present)

Barclays PLC and Barclays Bank PLC (1998 – 2011)

Susan L. Wagner

Director Since 2012

Age 52

Experience and Qualifications

Ms. Wagner retired as a Vice Chairman of BlackRock in July 2012. In addition to serving as Vice Chairman from 2006 to 2012, Ms. Wagner also served as a member of BlackRock’s Global Executive Committee and Global Operating Committee. Ms. Wagner previously served as BlackRock’s Chief Operating Officer and as Head of Corporate Strategy.

As one of the founding principals of BlackRock, Ms. Wagner has over 24 years of experience in various positions at the Company. Accordingly, she is able to provide the Board with valuable insight and perspective on aspects of the business, including risk management and strategy, as well as a broad and deep understanding of the asset management industry.

BlackRock Board Committee Memberships

Risk Committee

Other Public Company Directorships (within the past 5 years)

None

Continuing Directors Whose Terms Will Expire in 2015

William S. Demchak

Director Since 2003

Age 52

Experience and Qualifications

Mr. Demchak has been President and Chief Executive Officer of PNC since April 2013 and is also a member of its Board of Directors. Prior to that, Mr. Demchak has held a number of supervisory positions at PNC, including President and Senior Vice Chairman. Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to 2002. PNC is a large, national diversified financial services company providing traditional banking and asset management services.

Mr. Demchak’s substantial leadership experience with PNC and extensive knowledge of the U.S. financial and banking sectors provides the Board of Directors with a valuable perspective and outlook for the oversight and management of the Company’s business.

BlackRock Board Committee Memberships

Risk Committee

Other Public Company Directorships (within the past 5 years)

PNC (2013 – present)

Laurence D. Fink

Director Since 1998

Age 61

Experience and Qualifications

Mr. Fink has been Chairman and Chief Executive Officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink also leads BlackRock’s Global Executive Committee and is a trustee of one of BlackRock’s open-end fund complexes.

As one of the founding principals and Chief Executive Officer of BlackRock and its predecessor entities since 1988, Mr. Fink brings exceptional leadership skills and in-depth understanding of BlackRock’s businesses, operations and strategy. His extensive and specific knowledge of the Company and its business enables him to keep the Board apprised of the most significant developments impacting the Company and to guide the Board’s discussion and review of the Company’s strategy.

BlackRock Board Committee Memberships

Executive Committee (Chairperson)

Other Public Company Directorships (within the past 5 years)

None

Robert S. Kapito

Director Since 2006

Age 56

Experience and Qualifications

Mr. Kapito has been President of BlackRock since 2007. Mr. Kapito is also a member of the Global Executive Committee of BlackRock. Prior to 2007, Mr. Kapito served as Vice Chairman of BlackRock and Head of its Portfolio Management Group since its formation in 1998 and BlackRock’s predecessor entities since 1988.

As one of the founding principals of the Company, Mr. Kapito has served as an executive leader of BlackRock and its predecessor entities since 1988. He brings to the Board of Directors industry and business acumen in addition to in-depth knowledge about BlackRock’s businesses, investment strategies and risk management as well as extensive experience overseeing the Company’s day-to-day operations.

BlackRock Board Committee Memberships

None

Other Public Company Directorships (within the past 5 years)

None

Thomas H. O’Brien

Director Since 1999

Age 77

Experience and Qualifications

Mr. O’Brien retired as Chief Executive Officer of PNC in 2000, after 15 years in that position, and retired as Chairman of PNC in 2001, after 13 years in that position. Mr. O’Brien previously served as a director of Verizon Communications, Inc. from 1987 to 2011.

As a former leader of PNC, Mr. O’Brien has valuable insights on corporate governance and the U.S. financial and banking sectors to draw upon to serve the Board of Directors and the Company, particularly in his roles as lead independent director and chair of the Nominating and Governance Committee.

BlackRock Board Committee Memberships

Audit Committee

Executive Committee

Nominating and Governance Committee (Chairperson)

Other Public Company Directorships (within the past 5 years)

Verizon Communications, Inc. (1987-2011)

Ivan G. Seidenberg

Director Since 2011

Age 67

Experience and Qualifications

Mr. Seidenberg has served as an Advisory Partner of Perella Weinberg Partners since June 2012. Mr. Seidenberg retired as the Chairman of the Board of Verizon Communications in December 2011 and previously served as its Chief Executive Officer from 2002 to 2011. Prior to the creation of Verizon, Mr. Seidenberg was the Chairman and Chief Executive Officer of Bell Atlantic and NYNEX Corp.

Mr. Seidenberg brings extensive executive leadership experience to the Board from his tenure at Verizon Communications, one of the world’s leading providers of communications services, and through his extensive experience on the boards of public companies he has developed an in-depth understanding of business and corporate governance.

BlackRock Board Committee Memberships

Audit Committee

Nominating and Governance Committee

Other Public Company Directorships (within the past 5 years)

Verizon Communications, Inc. (Chairman from 2004 – 2011)

Wyeth, LLC (1996 – 2008)

Honeywell International Inc. (1995 – 2008)

Other Executive Officers

In addition to Messrs. Fink and Kapito, whose information is set forth above, the following is a list of individuals serving as executive officers of BlackRock as of the date of this Proxy Statement, each of whom also serves on BlackRock’s Global Executive Committee. All of BlackRock’s executive officers are elected annually by the Board and serve at the discretion of the Board or Chief Executive Officer.

David J. Blumer (age 45), Senior Managing Director, has been Head of the Europe, Middle East and Africa (“EMEA”) region of BlackRock since 2013. Prior to joining BlackRock, Mr. Blumer worked at Swiss Re Ltd., where he most recently served as the Chief Investment Officer (“CIO”). In addition to his CIO role, Mr. Blumer also held other senior positions at Swiss Re Ltd. after joining in 2008, including Head of Asset Management, Chairman of Admin Re and a member of the Executive Committee.

Robert W. Fairbairn (age 48), Senior Managing Director, has overseen BlackRock’s Global Retail and iShares businesses since 2012. Mr. Fairbairn was Head of the Global Client Group from 2009 to 2012 and Vice Chairman and Chairman of BlackRock’s EMEA Pacific business from 2006 to 2009.

Robert L. Goldstein (age 40), Senior Managing Director, has been Head of BlackRock’s Institutional Client Business since 2012 and BlackRock Solutions since 2009. Effective June 1, 2014, Mr. Goldstein will become BlackRock’s Chief Operating Officer while continuing to lead BlackRock Solutions®. Mr. Goldstein has spent his entire career at BlackRock, beginning in 1994 as an analyst in the firm’s Portfolio Analytics Group.

Charles S. Hallac (age 49), Senior Managing Director, has been Chief Operating Officer of BlackRock since 2010. Effective June 1, 2014, Mr. Hallac will assume a new position as Co-President of BlackRock. Previously, Mr. Hallac was a Managing Director and Head of BlackRock Solutions. Mr. Hallac has been with BlackRock or its predecessor entities since 1988.

J. Richard Kushel (age 47), Senior Managing Director, has been Deputy Chief Operating Officer of BlackRock since 2012. Effective June 1, 2014, Mr. Kushel will become BlackRock’s Chief Product Officer. Previously, Mr. Kushel was Head of the Portfolio Management Group of BlackRock from 2010 to 2012 and Chairman of BlackRock’s International platform from 2009 to 2010. Prior to that, Mr. Kushel headed BlackRock’s International Institutional platform and BlackRock’s Alternatives and Wealth Management Groups. Mr. Kushel has been with BlackRock or its predecessor entities since 1991.

Matthew J. Mallow (age 70), Senior Managing Director, has been General Counsel of BlackRock since 2012. Prior to being named General Counsel, Mr. Mallow served as a senior advisor to BlackRock’s Legal and Compliance Department since June 2010. Previously, Mr. Mallow was a partner at Skadden, Arps, Slate, Meagher & Flom LLP from 1982 to 2010, where he served as head of the Corporate Finance Department.

Mark McCombe (age 47), Senior Managing Director, has been Chairman of the Asia Pacific region of BlackRock since 2012. Effective June 1, 2014, Mr. McCombe will become the Global Head of BlackRock’s Institutional Client Business, as well as Chairman of BlackRock Alternative Investors. Before joining BlackRock, Mr. McCombe served as Chief Executive Officer in Hong Kong for The Hong Kong and Shanghai Banking Corporation Limited from 2010 to 2011. He was also a Group General Manager of HSBC plc, Non-Executive Director of Hang Seng Bank Ltd., and Chairman of HSBC Global Asset Management (HK) Ltd. Prior to 2010, Mr. McCombe was Chief Executive of HSBC Global Asset Management from 2007 to 2010.

Gary S. Shedlin (age 50), Senior Managing Director, became Chief Financial Officer of BlackRock on May 9, 2013. Prior to joining BlackRock, Mr. Shedlin was Vice Chairman, Investment Banking and a Managing Director in the Financial Institutions Group at Morgan Stanley from 2010 to 2013. Prior to that, Mr. Shedlin worked at Citigroup from 2004 to 2010, where he most recently served as Chairman of the Financial Institutions Group.

Jeffrey A. Smith, Ph.D. (age 43), Senior Managing Director, has been Head of Global Human Resources of BlackRock since 2009. Prior to joining BlackRock in 2009, Dr. Smith was the Global Head of Human Resources of Barclays Global Investors since 2007.

Director Independence

The Board of Directors annually determines the independence of directors in accordance with the listing standards of the NYSE. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with BlackRock. The Board of Directors has adopted categorical standards to assist it in determining whether or not certain relationships between the members of the Board of Directors and BlackRock or its affiliates and subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards provide that the following relationships are not material for such purposes:

•	relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the Company or a principal partner of the partnership;

•

contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	relationships involving a director’s relative unless the relative is an immediate family member of the director.

As part of its determination, the Board of Directors also considered the relationships described under “Certain Relationships and Related Transactions.” Following its review, the Board of Directors has determined that Ms. Daley, Ms. Einhorn and Ms. Mills and Messrs. Al-Hamad, Cabiallavetta, Freda, Gerber, Grosfeld, Komansky, Maughan, O’Brien, Seidenberg, Slim and Varley are “independent” as defined in the NYSE listing standards and that none of the relationships between such directors and BlackRock are material under the NYSE listing standards. Following the 2014 Annual Meeting, assuming the nominated Directors are re-elected, BlackRock’s Board of Directors is expected to consist of 18 Directors, 14 of whom, representing over 75% of the Board, will be “independent” as defined in the NYSE listing standards.

Board Committees

The Board of Directors has five committees: an Audit Committee, a Management Development and Compensation Committee (“MDCC”), a Nominating and Governance Committee, a Risk Committee and an Executive Committee. Below is a summary of our committee structure and membership information.

Chairperson	Member	Financial Expert

Committee Member	Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee	Risk Committee	Executive Committee
Independent Directors

Abdlatif Y. Al-Hamad

Mathis Cabiallavetta

Pamela Daley*

Jessica Einhorn

Fabrizio Freda

Murry S. Gerber

James Grosfeld

David H. Komansky

Sir Deryck Maughan

Cheryl D. Mills*

Thomas H. O’Brien

Ivan G. Seidenberg

Marco Antonio Slim Domit

John S. Varley
Non-Independent Directors

Laurence D. Fink

Robert S. Kapito

William S. Demchak**

Thomas K. Montag***

James E. Rohr***

Susan L. Wagner
Number of Meetings held in 2013	14	9	6	6	0

*	As part of BlackRock’s Board of Directors on-boarding process, Ms. Mills and Ms. Daley are each rotating among committees.

**	Mr. Demchak will be PNC’s designee on the Executive Committee immediately following the 2014 Annual Meeting.

***	Messrs. Montag and Rohr will not be re-nominated to the Board of Directors at the 2014 Annual Meeting.

The Board of Directors met eight times during 2013. In 2013, each continuing and nominated director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period for which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served, if any, during the periods served by such director. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Fifteen directors attended the 2013 meeting of stockholders.

The Audit Committee

The Audit Committee’s primary purposes are to assist Board oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and BlackRock’s compliance with legal and regulatory requirements.

The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee exercises sole authority to approve all audit engagement fees and terms associated with the retention of Deloitte & Touche LLP. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner and considers whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm. In addition, the Audit Committee is responsible for preparing the Audit Committee report as required by the SEC’s rules for inclusion in BlackRock’s annual Proxy Statement. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 5—Ratification of Appointment of Independent Registered Public Accounting Firm – Audit Committee Pre-Approval Policy.”

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors and independent registered public accounting firm. The Report of the Audit Committee is included on page 28.

The Board of Directors has determined that no member of the Audit Committee has any material relationship with BlackRock (either directly, or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and each such member is “independent” as defined in the NYSE listing standards and the applicable SEC rules. Furthermore, the Board of Directors has determined that each member of the Audit Committee is “financially literate,” as such qualification is interpreted by the Board of Directors based on its business judgment, qualifies as an “audit committee financial expert,” as defined in the applicable SEC rules, and has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes standards relating to audit committees in the following areas: the independence of audit committee members; the Audit Committee’s responsibility to select and oversee BlackRock’s independent auditor; procedures for handling complaints regarding BlackRock’s accounting practices; the authority of the Audit Committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the Audit Committee.

The Management Development and Compensation Committee

The MDCC is responsible for establishing the compensation of BlackRock’s executive officers, providing oversight of BlackRock’s employee benefit and compensation plans and reviewing, assessing and making reports and recommendations to the Board of Directors, as appropriate, on BlackRock’s talent development and succession planning. The Board of Directors has determined that all of the members of the MDCC are “independent” within the meaning of the listing standards of the

NYSE. Each of the committee members is also a “non-employee director” as defined in the SEC rules under Section 16 of the Exchange Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

Additional information on the MDCC’s processes and procedures for consideration of NEO compensation is addressed in the Compensation Discussion and Analysis below. The report of the MDCC is included following the Compensation Discussion and Analysis on page 47.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors by: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors’ and management’s performance; recommending to the Board of Directors director nominees for each Board committee; and overseeing BlackRock’s Related Persons Transaction Policy. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the NYSE.

The Risk Committee

The Risk Committee is responsible for assisting the Board of Directors with its oversight of BlackRock’s risk management activities, with particular responsibility for overseeing designated areas of risk, including, among others, fiduciary risks, corporate risks and capital structure, that are not the primary responsibility of another committee of the Board or retained for the Board’s direct oversight. The Risk Committee also coordinates with other committees to assist with such other committees’ designated oversight responsibilities.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law, the implementation and stockholder agreement between BlackRock and PNC and BlackRock’s amended and restated bylaws, and except to the extent another committee has been accorded authority over the matter. The Executive Committee exercises such powers between meetings of the Board of Directors.

Role of the Board of Directors in the Oversight of Risk Management

The Board of Directors has oversight over BlackRock’s risk management activities, and the Risk, Audit, MDCC and Nominating and Governance Committees assist the Board in this role. In November 2012, the Board of Directors established the Risk Committee, which has responsibility for overseeing designated areas of risks, including, among other things, fiduciary risks, corporate risks and capital structure. The Audit Committee is focused on overseeing the integrity of BlackRock’s financial statements, the effectiveness of the internal control environment, the internal audit function and the external auditors. The Risk and Audit Committees work together to help ensure that both committees have received all information necessary to permit them to fulfill their duties and responsibilities with respect to oversight of risk management activities. The Risk Committee also coordinates with the MDCC and the Nominating and Governance Committee in relation to the activities of those committees that relate to the oversight of the management of risks.

A detailed risk profile report that is prepared by BlackRock’s Chief Risk Officer and reviewed with BlackRock’s Corporate Risk Management Committee is regularly presented to the Risk Committee. This report covers a wide range of topics and potential issues that could impact BlackRock, including matters such as investment performance, investment risks and counterparty risks of its asset management activities, revenue, balance sheet, operational and integration risks and insurance coverage. The Risk Committee engages the Company’s key risk management executives on the framework for risk management within BlackRock and the process for proactively identifying adverse events and/or circumstances relevant to BlackRock’s objectives and activities as well as risk management roles, policies and responsibilities. The Risk Committee also reviews and discusses with management the Risk Factors included in the 2013 Form 10-K. At least quarterly, the Audit Committee receives an internal audit report, an external audit update and a report on litigation, regulatory and ethics matters. The Audit Committee receives an annual report regarding compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). The internal audit plan for BlackRock is approved by the Audit Committee and regular reports on the progress and results of the internal audit program are provided to the Audit Committee by BlackRock’s Head of Internal Audit. The Head of Internal Audit also regularly attends Risk Committee meetings. The financial controls report is prepared by the Head of Sarbanes-Oxley Compliance and presented by management. BlackRock’s independent external auditor provides the regular audit update and its General Counsel provides the regular report on litigation, regulatory and ethics matters. Aspects of these reports are presented to the full Board at least quarterly by the Chairperson of the Risk Committee, the Chairperson of the Audit Committee or the member of management responsible for the given subject area.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to:

BlackRock, Inc.

Attn: Corporate Secretary

55 East 52nd Street

New York, New York 10055

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholders’ meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Consideration of Diversity in Identifying Director Nominees

The Board of Directors believes that a diverse mix of knowledge and viewpoints enhances Board capabilities and when considering candidates for director, the Nominating and Governance Committee seeks to achieve a mix of directors that represent a diversity of backgrounds and experience. The current Board of Directors includes a wide range of skills and professional experience such as investment banking, accounting, insurance, international organizations, academia, pharmaceuticals, telecommunications, sovereign entities, real estate, energy, technology, international finance, not-for-profit organizations and geographical diversity, including directors with extensive experience in North America, Latin America, Europe, Asia, Africa and the Middle East. The Board addresses whether it has achieved an appropriate level of diversity as part of its consideration of the Board’s composition in its annual self-evaluation process.

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors’ membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person has an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. In 2013, the Company engaged Heidrick & Struggles to help identify potential director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairperson or a person designated by the Nominating and Governance Committee will contact the candidate. If the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee typically requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each nominee for election to our Board of Directors this year has previously served as a BlackRock director.

Ms. Mills was appointed to the Board of Directors in November 2013 and was nominated by the Nominating and Governance Committee based on the recommendation of the Committee’s Chairperson, Mr. O’Brien.

Ms. Daley was appointed to the Board of Directors in January 2014 and was nominated by the Nominating and Governance Committee based on the recommendation of the Committee’s Chairperson, Mr. O’Brien.

Executive Sessions

Executive sessions of non-management directors are held at least quarterly. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink and Kapito are the only BlackRock officers serving on the Board of Directors. Each session is chaired by Mr. O’Brien who has been appointed by the Board of Directors as the lead independent director. Any non-management director may request that an additional executive session be scheduled. At least once a year an executive session of only those directors determined to be “independent” within the meaning of the listing standards of the NYSE is held.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors, any Board of Directors committee or any chairperson of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to:

BlackRock, Inc.

Attn: Corporate Communications

Department

55 East 52nd Street

New York, New York 10055

To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “Investor Relations / Company Overview & Governance / Contact our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, the lead independent director, any individual director or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be reviewed by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for BlackRock’s directors, officers and employees, which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which addresses the following important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior.

Stockholders are encouraged to visit the “Investor Relations / Company Overview & Governance” page of the BlackRock website at www.blackrock.com to see the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive and Senior Financial Officers and additional information about BlackRock’s Board of Directors and its committees and corporate governance policies. In addition, the charters for each of the Audit Committee, the MDCC, the Nominating and Governance Committee, the Risk Committee and the Executive Committee can be found at the same website. BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on its corporate website. Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to:

BlackRock, Inc.

Attn: Corporate Secretary

55 East 52nd Street

New York, New York 10055

Combined Principal Executive Officer and Board Chairperson Positions; Lead Independent Director

Our Board does not have a policy as to whether the roles of Chairman and CEO should be separate or combined. Mr. Fink serves as both BlackRock’s Chief Executive Officer and Chairman of the Board of Directors, which the Board of Directors has determined is the most appropriate and effective governance structure for the Company. Mr. Fink has served in this capacity since founding BlackRock’s predecessor entities in 1988, and as such brings over 25 years of strategic leadership experience and an unparalleled knowledge of BlackRock’s business, operations and risks to his role as Chairman of the Board.

The combined Chairman and CEO structure allows for robust and frequent communication between the Board and management of the Company. To further facilitate coordination with the independent directors and to ensure the exercise of independent judgment by the Board of Directors, the Board has appointed Thomas O’Brien to serve as the lead independent director. Mr. O’Brien is a senior member of the Board and the Chairperson of the Nominating and Governance Committee. His duties as the lead independent director include:

•	facilitating communication between the independent directors and the Chairman of the Board;

•	convening and leading executive sessions or special meetings of the Board’s independent directors;

•	presiding at meetings of the Board in the absence of or at the request of the Chairman of the Board;

•	advising the Chairman on the selection of committee chairpersons and agenda or other discussion items for Board meetings; and

•	ensuring that appropriate information is sent to the Board.

The lead independent director also has the authority to call additional meetings of the independent directors and is available for consultation or direct communication with major stockholders. Each of these responsibilities is set out in BlackRock’s Corporate Governance Guidelines.

Policy Engagement, Transparency and Protecting Investors

As part of our responsibilities to our stockholders and clients, BlackRock advocates for public policies the Company believes are in our stockholders’ and clients’ long-term best interests. BlackRock supports the creation of regulatory regimes that increase financial market transparency, protect investors and facilitate responsible growth of capital markets, while preserving consumer choice and properly balancing benefits versus implementation costs. BlackRock comments on public policy topics through, among other methods, our published ViewPoints, which examine public policy issues and assess their implications for investors, and through comment letters and consultation responses that we submit to policy makers. We believe in the value of open dialogue and transparency on these important public policy issues; our position papers and letters are all available to the public on the “News & Insights” page of the BlackRock website at www.blackrock.com.

Our engagement with policy makers and advocacy on public policy issues is coordinated by our Government Relations and Public Policy (“Public Policy”) team. Members of the Public Policy team work closely with the Company’s business and legal teams to identify legislative and regulatory priorities, both regionally and globally, that will protect investors, increase stockholder value and facilitate responsible economic growth. The head of Public Policy is a member of the Company’s Global Executive and Operating Committees and regularly briefs these committees on BlackRock’s public policy priorities and related advocacy efforts. In addition, the head of Public Policy also attends meetings of the Board’s Risk Committee and keeps Directors apprised of, and engaged in, the Company’s legislative and regulatory priorities and advocacy initiatives.

As part of the Company’s engagement in the public policy process, BlackRock participates in a number of trade organizations and industry groups, such as the Business Roundtable, the Investment Company Institute, the Financial Services Roundtable, the European Fund and Asset Management Association and the Alternative Investment Management Association. The Company makes payments to these organizations, including membership fees and/or dues. However, BlackRock does not control these entities and may not always be aware of the entities’ activities. We recognize that these organizations and groups represent numerous other companies and there may be instances where their positions on certain issues diverge from those of BlackRock.

As an asset manager, BlackRock focuses on issues that impact the asset management industry and the clients for whom we act as agent in managing assets. In general, BlackRock’s efforts are focused at the national or regional level, rather than at a state-specific level.

Our ability to engage policy makers and participate in the public policy arena is subject to extensive laws and regulations at the international, federal, state and local levels. BlackRock does not contribute corporate funds to candidates, political party committees or political action committees or any political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code. Although permitted under federal law, BlackRock has also voluntarily elected not to spend corporate funds directly on independent expenditures (expenditures for communications that support or oppose a candidate and are not coordinated with a candidate, campaign or political party), including electioneering communications. Employees of the Company are required to submit all proposed political contributions to our Legal and Compliance Department to determine if such contributions are consistent with applicable legal restrictions. BlackRock maintains a federal political action committee that is funded in accordance with applicable federal law on a voluntary basis by U.S.-based employees of the Company. The political action committee makes contributions at the federal level on a bi-partisan basis consistent with the Company’s contribution policies and public policy goals and publicly discloses its contributions to the Federal Election Commission.

REPORT OF THE AUDIT COMMITTEE

In accordance with, and to the extent permitted by, the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act, or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. For a more detailed description of the Audit Committee’s responsibilities, see “Board Committees – The Audit Committee” under “Item 1—Election of Directors.” The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of BlackRock in conformity with generally accepted accounting principles in the United States.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2013.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16 – Communications with the Audit Committee.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Murry S. Gerber, Chairperson

Mathis Cabiallavetta

Thomas H. O’Brien

Ivan G. Seidenberg

Marco Antonio Slim Domit

John S. Varley

OWNERSHIP OF BLACKROCK COMMON AND PREFERRED STOCK

Common Stock

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s voting securities as of March 31, 2014 by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding voting securities of BlackRock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of BlackRock’s executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of voting securities shown. The number of shares of voting securities shown in the following Security Ownership Table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following Security Ownership Table, beneficial ownership includes any shares of voting securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 31, 2014, through the exercise of any option, warrant or right.

As of March 31, 2014, there were 167,003,034 shares of BlackRock’s common stock outstanding.

	Amount of beneficial ownership of common stock(1)	Percent of common stock outstanding
The PNC Financial Services Group, Inc. and affiliates(2) One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	35,040,872	21.0%

Norges Bank (The Central Bank of Norway)(3) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo, Norway	11,899,662	7.1%

Wellington Management Company, LLP(4) 280 Congress Street Boston, MA 02210	9,270,689	5.6%

Abdlatif Yousef Al-Hamad	3,058	*
Mathis Cabiallavetta(5)	3,996	*
Pamela Daley	88	*
William S. Demchak	—	—
Jessica P. Einhorn	176	*
Robert W. Fairbairn	16,740	*
Laurence D. Fink(5)(6)	1,595,752	1.0%
Fabrizio Freda	555	*
Murry S. Gerber	36,922	*
James Grosfeld(7)	525,731	*
Charles S. Hallac(5)(6)	741,285	*
Robert S. Kapito(5)(6)(8)	926,839	*
David H. Komansky	7,351	*
Sir Deryck Maughan	7,229	*
Cheryl D. Mills	90	*
Thomas K. Montag(9)	5,000	*
Thomas H. O’Brien(5)	15,351	*
Ann Marie Petach	13,686	*

	Amount of beneficial ownership of common stock(1)	Percent of common stock outstanding
James E. Rohr(9)	3,524	*
Ivan G. Seidenberg	8,672	*
Gary S. Shedlin	4,886	*
Marco Antonio Slim Domit	739	*
John S. Varley	618	*
Susan L. Wagner(6)	636,261	*

All directors, director nominees and executive officers as a group (31 persons)(5)(6)	4,771,340	2.9%

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.

(1)	Does not include unvested restricted stock, unvested/unsettled restricted stock units (“RSUs”) and unvested stock options.

(2)	Based on the Schedule 13G of The PNC Financial Services Group, Inc. and affiliates filed on February 10, 2014.

(3)	Based on the Schedule 13G of Norges Bank (The Central Bank of Norway) filed on February 19, 2014.

(4)	Based on the Schedule 13G of Wellington Management Company, LLP filed on February 14, 2014.

(5)	Includes shares of BlackRock common stock held jointly, indirectly and/or in trust (other than shares the beneficial ownership of which has been disclaimed).

(6)	Includes shares of BlackRock common stock subject to employee stock options and either exercisable as of March 31, 2014 or exercisable within 60 days of that date. The shares subject to such options are as follows: for Messrs. Fink (364,313 shares), Kapito (210,109 shares), Hallac (126,087 shares) and Ms. Wagner (126,087 shares) and for all directors and executive officers as a group (854,603 shares). Non-management directors do not own any options.

(7)	Excludes 175,000 shares of BlackRock common stock held by three entities in which Mr. Grosfeld’s children hold a majority of the economic interest. Mr. Grosfeld has disclaimed beneficial ownership of these shares.

(8)	Excludes 240,855 shares held in trust for the benefit of Mr. Kapito, over which Mr. Kapito does not have voting or dispositive power.

(9)	Mr. Montag and Mr. Rohr will not be re-nominated to the Board of Directors at the 2014 Annual Meeting.

Preferred Stock

As of March 31, 2014, there were 823,188 shares of BlackRock’s Series B non-voting convertible participating preferred stock issued and outstanding, which has a liquidation preference of $0.01 per share (the “Series B Preferred Stock”), and 1,311,887 shares of BlackRock’s Series C non-voting convertible participating preferred stock issued and outstanding, which has a liquidation preference of $40.00 per share (the “Series C Preferred Stock”). As of March 31, 2014, PNC owned all issued and outstanding shares of our Series B Preferred Stock and Series C Preferred Stock.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

INTRODUCTION

The Compensation Discussion and Analysis (“CD&A”) provides information about the Company’s 2013 performance, 2013 compensation decisions for our NEOs, listed below, and our disciplined compensation approach.

Laurence D. Fink	Chairman and Chief Executive Officer (“CEO”)
Robert S. Kapito	President
Charles S. Hallac	Senior Managing Director and Chief Operating Officer
Robert W. Fairbairn	Senior Managing Director
Gary S. Shedlin	Senior Managing Director and Chief Financial Officer (“CFO”)
Ann Marie Petach	Senior Managing Director and former CFO(1)

(1)	Ms. Petach transitioned from the role of CFO of BlackRock to the role of Senior Managing Director for the Company’s Client Solutions business on May 9, 2013 and Mr. Shedlin assumed the role of CFO on the same date.

TABLE OF CONTENTS

The CD&A is organized as follows:

STOCKHOLDER ENGAGEMENT

Our Board recognizes the significance of executive compensation decisions to our stockholders. The annual say-on-pay advisory vote provides our stockholders with the opportunity to evaluate our executive compensation philosophy, policies and practices and their alignment with the Company’s results, and to cast an advisory vote to approve the compensation of BlackRock’s NEOs.

At the 2013 Annual Meeting of Stockholders, the say-on-pay advisory vote received majority support, with 86% of the votes cast approving the advisory vote on executive compensation. The BlackRock Board continues to encourage an open and constructive dialogue with stockholders on compensation issues, as well as other governance issues, as a means to ensure BlackRock’s policies remain aligned with stockholders’ interests.

To this end, we have engaged with a number of stockholders in advance of this year’s annual meeting to gain further insight into their views on our compensation programs and practices. The MDCC considered this feedback as it reviewed the executive compensation process. This feedback informed a new framework adopted by the MDCC for determining compensation for the CEO and President for 2014, as further described in “2014 Compensation Program–2014 Compensation Program Updates” on page 43.

2013 PERFORMANCE AND COMPENSATION

BlackRock’s 2013 results demonstrated the strength and stability of our diversified, multi-client platform. Full year results reflected organic growth, continued operating leverage and consistent capital management.

2013 Results

Organic growth of more than 3% in 2013 helped pace growth in revenue:

•	Long-term net inflows of more than $117 billion reflected positive long-term net inflows across all regions and client businesses as well as a broad range of products;

•	Flows were distributed across our Retail, iShares® and Institutional client businesses and drove annual organic growth of 10%, 8% and 1%, respectively;

•	BlackRock Solutions achieved 11% revenue growth; and

•	Revenue rose 9% from 2012 to $10,180 million.

Operating income growth was aided by continued margin expansion and expense discipline:

•	As adjusted operating income of $4,024 million was 13% higher than 2012;

•	As adjusted operating margin of 41.4% rose 100 basis points (“bps”) from 2012; and

•	As adjusted compensation and benefits expense to revenue ratio was 34.5%, representing a decline of 40 bps from 2012.

Our commitment to consistent capital management drove growth in earnings per share (“EPS”) and dividends per share:

•	The repurchase of $1.0 billion of outstanding shares drove a reduction in net share count of 3.7 million shares of BlackRock common stock;

•	Full year as adjusted diluted EPS of $16.58 increased 21% from 2012; and

•	The payment of an annual dividend of $6.72 per share reflected an increase of 12% from $6.00 in 2012.

All amounts in this section are shown on an “as adjusted” basis. For a reconciliation to U.S. Generally Accepted Accounting Principles, please see our 2013 Form 10-K.

We continued to build a robust investment culture, demonstrating performance improvement across our active equities book and continued strength across our active fixed income and passive products. Investment performance across our active and passive products as of December 31, 2013 is set forth in Item 1 of our 2013 Form 10-K.

NEO Compensation Decisions

Central to BlackRock’s compensation philosophy is aligning pay with performance. Following a review of full-year business and individual NEO performance, the MDCC determined 2013 total annual compensation outcomes for each NEO as outlined in the table below. Specific 2013 business and individual NEO performance considerations are further detailed on pages 40-41.

Name	Salary	Annual Incentive Award(1)	Long-Term Incentive Challenge Award		Total Annual Compensation (“TAC”)	% change in TAC vs. 2012

Laurence D. Fink	$500,000	$18,750,000	$4,750,000		$24,000,000	12%
Robert S. Kapito	$400,000	$14,525,000	$3,750,000		$18,675,000	15%
Charles S. Hallac	$350,000	$7,680,000	$2,750,000		$10,780,000	15%
Robert W. Fairbairn	$350,000	$4,300,000	$1,750,000		$6,400,000	12%
Gary S. Shedlin	$400,000	$3,350,000	$1,500,000		$5,250,000	N/A (2)
Ann Marie Petach	$450,000	$2,025,000	$1,050,000	(3)	$3,525,000	0%

(1)	Paid in cash and deferred equity.

(2)	Mr. Shedlin joined BlackRock on March 11, 2013 and became the CFO of BlackRock on May 9, 2013.

(3)	Ms. Petach was granted a long-term incentive award with 100% vesting after three years rather than a Challenge Award.

The table above displays compensation in a format that differs from the required format applicable to the Summary Compensation Table on pages 48-49. The table above shows the MDCC’s compensation decisions relating to individual NEO performance for the 2013 fiscal year; the annual incentive award amounts shown above include the portion of 2013 annual incentive that was awarded as deferred BlackRock equity in January 2014.

The charts below display the mix of compensation for the CEO and other NEOs as a group.(1)(2)

•    98% of Mr. Fink’s 2013 total annual compensation is variable and based on overall Company performance.

•    57% of Mr. Fink’s 2013 total annual compensation is awarded in the form of equity. Of that equity, 35% is contingent upon meeting specified stock price growth targets.

•    96% of all other NEOs’ 2013 total annual compensation is variable and based on overall Company performance.

•    55% of all other NEOs’ 2013 total annual compensation is awarded in the form of equity. Of that equity, 43% is contingent upon meeting specified stock price growth targets.

(1)	2013 NEO Compensation described above excludes Ms. Petach, who transitioned from the role of CFO of BlackRock to the role of Senior Managing Director for the Company’s Client Solutions business on May 9, 2013.

(2)	Totals may not equal 100 percent due to rounding.

To further enhance our pay for performance structure and improve transparency to stockholders, the MDCC adopted a new framework for determining CEO and President compensation in 2014. This framework is further described on page 43.

Compensation Program Objectives

Our compensation program is designed to:

•	Determine compensation based on a combination of Company and individual employee performance;

•	Align the interests of our senior-level employees, including NEOs, with those of stockholders through the use of equity-based awards;

•	Discourage excessive risk-taking;

•	Appropriately balance sharing in the Company’s financial results between stockholders and employees; and

•	Attract, incent and retain high-performing employees.

NEO Compensation Structure

Our commitment to design an executive compensation program that aligns pay with performance and embodies the other principles set out above is demonstrated in the total annual compensation structure described below. Compensation mix percentages are based on 2013 year-end compensation decisions for individual NEOs by the MDCC. The percentages exclude Ms. Petach, who transitioned from the role of CFO of BlackRock to the role of Senior Managing Director for the Company’s Client Solutions business on May 9, 2013.

(1)	All grants of BlackRock equity awards are approved by the MDCC under the 1999 Stock Award and Incentive Plan, which has been previously approved by stockholders. The 1999 Stock Award and Incentive Plan allows multiple types of award vehicles to be granted.

(2)	For 2013 annual incentive awards, the value of the equity portion of the bonus was converted into RSUs by dividing the award value by $319.06, which represented the average of the high and low prices per share of common stock of BlackRock on January 17, 2014.

(3)	For 2013 long-term incentive Challenge Awards, the award value is converted into a number of RSUs using a conversion factor, which is determined by an independent, third-party valuation model. The formula for this conversion is set forth in Footnote 1 of the Summary Compensation Table on pages 48-49.

2013 Compensation Elements(1)

Base Salary	Annual Incentive (“Annual Bonus”)	Long-Term Incentive (“Challenge Award Program”)
How it is Paid
• Cash.	• Cash; and • Time-vested RSUs.	• Performance-Based RSUs.
Purpose
• To provide competitive fixed compensation based on knowledge, skills, experience and responsibilities.	• To reward achievement of goals and objectives. • Aligns with Company-wide performance and business unit / function performance.

•    To recognize the scope of an individual employee’s role, business expertise and leadership skills.

•    To provide meaningful incentive for continued performance and long-term focus over a multi-year period.

•    Rewards sustained stock price appreciation.

Description
• Base salary levels are reviewed periodically in light of market practices and changes in responsibilities.

•    Annual incentive award decisions do not rely on a specific formula, which allows the MDCC to use judgment in considering qualitative and quantitative performance. A variety of factors are considered to determine the size of an NEO’s annual incentive award.

•    The MDCC considers absolute and/or relative performance outcomes against Company, business and individual NEO goals and objectives, as well as the context in which they were achieved. These goals and objectives are set in the first quarter and performance against them is assessed at year-end. See “Compensation Determination Process” on page 39.

•    Higher annual incentive awards are subject to higher deferral percentages, in accordance with the Company-wide deferral policy. Deferral amounts follow a step-function approach, starting at 15% of award and increasing to 50% of award for the portion of the bonus in excess of $3 million.

•    While no specific formulas or weights are used to determine the size of long-term incentive awards, the MDCC considers the role and influence of the NEO on setting long-term strategy and in executing long-term objectives in determining individual award amounts. See “Compensation Determination Process” on page 39.

•    The Challenge Award Program is a performance-based equity award. Delivery of award is contingent upon meeting specified stock price growth targets as described below. As a result of the performance requirements, Challenge Awards provide greater leverage and higher potential value than other annual equity awards if all stock price targets are met and can result in no value if all stock price targets are not met.

(1)	For 2014, the Company has adopted a new annual incentive program for the CEO and President. Refer to “2014 Compensation Program Updates” on page 43.

2013 Compensation Elements(1) (continued)

Base Salary	Annual Incentive (“Annual Bonus”)	Long-Term Incentive (“Challenge Award Program”)
Detailed Commentary
• Base salary is a relatively small portion of total annual compensation for NEOs and other senior-level employees; this approach allows the Company to effectively manage its fixed expenses.

•    The deferred equity portion of the annual incentive award is converted into a number of RSUs using a conversion price. For 2013 annual incentive awards, the value of the stock portion of the bonus was converted into RSUs by dividing the award value by $319.06, which represented the average of the high and low prices per share of common stock of BlackRock on January 17, 2014.

•    The deferred equity portion of the annual incentive award vests in equal installments over the three years following grant.

•    Dividend equivalents accumulate during the vesting period and are paid following delivery of shares.

•    Expense is recognized over the vesting period.

•    The Challenge Award value is converted into a number of RSUs using a conversion factor, which is determined by an independent, third-party valuation model. The formula for this conversion is set forth in Footnote 1 of the Summary Compensation Table on page 48.

•    The Challenge Award is split into three equal tranches, each with a stock price target. Stock price targets are set at 15%, 25% and 35% above the grant price and each target must be met for 20 consecutive trading days. Stock price targets may be met at any time during an award term but delivery of shares can only occur on the fourth, fifth or sixth anniversary of grant date provided the price on the delivery date meets the lowest stock price target. Any tranche of the award that has not met the stock price targets is forfeited on the 6th anniversary.

•    Dividend equivalents accumulate during the vesting period and are paid following delivery of shares.

•    Expense is recognized over the vesting period.

(1)	For 2014, the Company has adopted a new annual incentive program for the CEO and President. Refer to “2014 Compensation Program Updates” on page 43.

Compensation Policies and Practices

Our commitment to design an executive compensation program that is consistent with responsible financial and risk management is exemplified in the following policies and practices:

What We Do	What We Don’t Do

☑       Review pay and performance alignment;

☑       Balance short- and long-term incentives, cash and equity and fixed and variable pay elements;

☑       Maintain a clawback policy that allows for the recoupment of annual and long-term performance-based compensation in the event that financial results are restated due to the actions of an employee;

☑       Maintain robust stock ownership and retention guidelines;

☑       Maintain an insider trading policy that:

–       prohibits executive officers from short selling BlackRock securities;

–       prohibits executive officers from pledging shares as collateral for a loan (among other items); and

–       prohibits engaging in any transactions that have the effect of hedging the economic risks and rewards of BlackRock equity awards;

☑        Limit perquisites;

☑       Mitigate the potential dilutive effect of equity awards through share repurchases;

☑       Assess and mitigate risk in compensation plans, as described in “Risk Assessment of Compensation Plans” on page 45;

☑       Hold an advisory vote on executive compensation on an annual basis in order to provide stockholders with a frequent opportunity to give feedback on compensation programs; and

☑       Review the independence of the MDCC’s independent compensation advisor on an annual basis.

☒       No ongoing employment agreements or guaranteed compensation arrangements with our NEOs;

☒       No change-in-control arrangements with our NEOs;

☒        No dividends on unearned shares of equity-based awards;

☒        No repricing of stock options, which shall be expressly prohibited upon adoption of the amendment of our 1999 Stock Award and Incentive Plan;(1)

☒       No tax reimbursements for perquisites, except in transitional circumstances;(2)

☒       No supplemental retirement benefit arrangements with our NEOs; and

☒        No supplemental severance benefit arrangements with our NEOs outside of the standard severance benefits under BlackRock’s Severance Pay Plan (the “Severance Plan”).

(1)	BlackRock has not granted stock options as part of its executive compensation program since 2007, when they were granted as long-term incentive awards for senior executives. BlackRock has never repriced stock options; our 1999 Stock Award and Incentive Plan is being amended to make this an explicit prohibition. See Item 2 on page 69.

(2)	BlackRock does not provide tax reimbursements for any perquisites or other compensation paid to our NEOs other than for Mr. Fairbairn in connection with his transition to the United States following his expatriation in 2012 from the United Kingdom. Footnote 3 to the Summary Compensation Table on page 49 describes such tax reimbursement payments.

COMPENSATION DETERMINATION PROCESS

Compensation Decision Timeline and Process

The timing and process for determining individual NEO compensation is designed to ensure that compensation is appropriately aligned with the financial performance of BlackRock, while also ensuring recognition of individual NEO leadership and operating contributions toward achieving the overall strategic priorities of the Company.

Jan*/Feb*	Mar*	Apr	May*	Jun	Jul*	Aug	Sep	Oct*	Nov*	Dec	Jan*

Set Goals and Objectives
Review Budget	Set CEO Goals and Objectives
Monitor and Evaluate Performance
	Review Year-to-date (“YTD”) Financials		Review YTD Financials		Review YTD Financials			Review YTD Financials	Review YTD Financials	Review YTD Financials	Review Year-end Financials
Assess Preliminary Performance
									Review Peer Market Data	Review Consultant Reports on Compensation

										Review Preliminary NEO Performance	Discuss NEO Pay
Assess Final Performance and Determine Compensation
Review Final NEO Performance

Approve NEO Pay

*Signifies Board of Directors meetings. Board topics include Financial, Business, Market, Talent Reviews and/or Committee updates.

•	At the beginning of each year, management reviews the annual budget with the MDCC. The MDCC and CEO establish financial and business goals and objectives. These goals and objectives provide the context for an evaluation of performance at year-end.

•	The MDCC regularly meets with the CFO to review year-to-date actual and projected financial information and reviews full-year financial information after year-end.

•	Throughout the year, all members of the Board review strategic plans, financial and business results, talent development and succession planning, as well as other areas relevant to the Company’s performance.

•	The MDCC also reviews other measures of the Company’s performance, market intelligence on compensation and information about market conditions. In December, management reports on absolute and/or relative performance compared to peers, year-over-year, and/or budget (e.g., growth in revenues, operating income, net income, operating margin and net new inflows of assets under management (“AUM”)). The MDCC’s compensation consultant also provides an independent report on publicly disclosed financial information and compensation information for certain publicly traded asset management companies to understand performance and trends in compensation among public asset managers (as set forth in “Compensation Consultant” on page 42).

•	In December, during an executive session with the MDCC, the CEO reviews the performance of all individual NEOs against business goals and objectives. During an executive session that excludes all members of management, the Board’s independent directors assess the performance of the CEO against business goals and objectives.

•	In January, the MDCC reviews year-end financial results and other performance metrics as well as external data for comparison. The MDCC then determines final total annual incentive amounts for each of our NEOs as well as equity awards made through the long-term incentive Challenge Award Program.(1) This timing allows the MDCC to consider full-year individual NEO performance assessments along with full-year financial results and non-financial results in its final determination of compensation. Compensation decisions are made on a total annual compensation basis, with consideration of each element of compensation, as described below.

Individual NEO Compensation Decision Factors

The determination of each NEO’s compensation is based on 1) an assessment of the individual NEO’s contributions to overall Company results and individual business results throughout the year, 2) each NEO’s influence on setting long-term strategy and in executing long-term objectives and 3) considerations relating to the year-over-year change in the total bonus pool.

Inputs to individual NEO total annual compensation decisions include:

Financial factors including, but not limited to, revenue, operating income, EPS, operating margin and compensation and profitability margins;

Non-financial factors including, but not limited to, individual NEO performance, overall investment performance, client relationship strength and organizational discipline; and

Other considerations including, but not limited to, external market conditions and competitive market intelligence on compensation. See “Market Data” on pages 41 to 42.

The deferred equity component of each of our NEO’s annual incentive is determined by a Company-wide deferral policy. Higher annual incentive awards are subject to higher deferral percentages. Long-term equity-based incentive awards granted under the Challenge Award Program are funded and awarded separately from the total bonus pool and are determined on a subjective basis as part of the MDCC’s total annual compensation decision.(1)

In addition to the 2013 Company results described in “2013 Performance and Compensation – 2013 Results” beginning on page 32, the following information provides highlights of specific 2013 business and individual NEO performance considered by the MDCC in the compensation decisions for our NEOs.

Mr. Fink is responsible for developing and guiding BlackRock’s long-term strategic direction to deliver results for stockholders. Under Mr. Fink’s leadership in 2013, BlackRock:

•	Capitalized upon the collective strength and stability of the diversified, multi-client platform to capture long-term net inflows of over $117 billion;

•	Delivered organic growth through continuing the expansion of BlackRock’s global capabilities and competitive positioning of products and services related to strategic priorities;

•	Deepened stockholder understanding of the Company’s capabilities through outreach to stockholders;

•	Improved client understanding of the Company’s products and services through innovative marketing;

•	Achieved aggregate investment results across all active strategies at or above targeted levels and identified talent to enhance the teams that generate alpha;

(1)	In January 2014, the MDCC also approved time-based vesting equity awards. Ms. Petach was granted a long-term incentive award with 100% vesting after three years rather than a Challenge Award.

•	Implemented product governance processes to support the product lifecycle and developed a regulatory engagement and development model to manage an increasingly complex regulatory risk environment; and

•	Produced strong financial results as evidenced by full year EPS growth of 21% (as adjusted) and continued margin expansion, with full year operating margin of 41.4% (as adjusted).

Mr. Kapito and Mr. Hallac are responsible for executing BlackRock’s strategic plans and overseeing the day-to-day global business operations of the Company. They ensure connectivity, coordination and communication across all groups in the organization.

Mr. Kapito continued his leadership role in connecting with key clients and stockholders and oversight of the Company’s leadership. He is responsible for spearheading initiatives to drive investment performance and the results within each business, and for overseeing the performance of members of the Global Executive Committee and Global Operations Committee. Mr. Kapito drove changes related to the Fundamental Active Equity teams, which led to material performance improvement, and also led the creation of a centralized global emerging market platform. He also oversaw initiatives geared at delivering outcome-oriented solutions to BlackRock’s Institutional and Retail clients.

Mr. Hallac instills accountability for Company and individual business results with an increased focus on enterprise operations and improved client experiences. Mr. Hallac raised the profile of BlackRock’s Aladdin platform and continued working with clients to build its risk management and investment analytics functionality.

Mr. Fairbairn is responsible for delivering growth opportunities in BlackRock’s Global Retail and iShares® platform. He played a leading role in executing a strategic growth acceleration plan in Global Retail focused on evolving our product set, enhancing global distribution and delivering company-wide expertise. In 2013, the Global Retail business achieved 10% organic growth and iShares achieved 8% organic growth.

Mr. Shedlin, as CFO, oversees financial reporting and controls for the Company and leads the corporate finance function. He is responsible for financial planning and analysis, business finance, treasury, tax and investor relations. During 2013, Mr. Shedlin improved the Company’s management reporting, enhanced financial disclosures and increased the Company’s focus on investor relations, which included BlackRock’s inaugural Investor Day. In addition, he continued to optimize the Company’s capital management strategy by executing a consistent and predictable dividend and share repurchase policy and continued to optimize resource allocation across businesses to drive disciplined growth.

Ms. Petach earned a bonus amount in recognition of a partial year as CFO and the remainder as a Senior Managing Director in the Client Solutions business. In consideration of Ms. Petach’s transition from the Global Executive Committee, she was granted a long-term incentive award with a time-based vesting schedule (100% after three years), rather than a Challenge Award.

Market Data

Management engages McLagan Partners (“McLagan”),(2) a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting compensation trends. Management used McLagan surveys to 1) evaluate BlackRock’s competitive position overall – as well as by functional business and by title and 2) make comparisons on an individual NEO basis, where

(2)	Confidentiality obligations to McLagan and to its survey participants prevent BlackRock from disclosing the companies included in the surveys. Survey participants include stand-alone, publicly traded asset management companies as well as asset management organizations for which publicly available compensation data is not available.

survey data was available and appropriate. Survey results were analyzed to account for differences in the scale and scope between BlackRock and other survey participants.

The MDCC reviews market data to understand compensation practices and trends in the broader marketplace. Individual NEO compensation decisions are primarily based on assessments of individual NEO and Company performance.

Compensation Consultant

In 2013, the MDCC engaged the Semler Brossy Consulting Group LLC (“Semler Brossy”), a compensation consultant, to provide objective advice on the compensation practices and the competitive landscape for the compensation of BlackRock’s executive officers.

Semler Brossy reports directly to the MDCC and interacts with Company management when necessary and appropriate in carrying out assignments. Semler Brossy provides services only to the MDCC as an independent consultant and does not have any other consulting engagements with, or provide any other services to, BlackRock. The independence of Semler Brossy has been assessed according to factors stipulated by the Securities and Exchange Commission and the MDCC concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the MDCC.

A representative from Semler Brossy met with the MDCC in formal committee meetings and at key points throughout the year to provide objective advice to the MDCC on compensation practices and emerging compensation practices among financial services companies in addition to the companies in the asset management sector. Semler Brossy reviewed publicly disclosed compensation information for certain publicly traded asset management companies to understand trends in compensation among public asset managers, including:

Affiliated Managers Group, Inc.	Eaton Vance Corp.	Legg Mason, Inc.
AllianceBernstein Holding L.P.	Federated Investors, Inc.	Northern Trust Corp.
Ameriprise Financial, Inc.	Franklin Resources, Inc.	State Street Corp.
Bank of New York Mellon Corp.	Invesco Ltd.	T. Rowe Price

Given the diversity and scale of our global platform, we do not believe that the companies listed above represent a comparable peer group; these companies were used primarily to understand compensation trends among public companies in the traditional asset management business.

The broader suite of companies in the McLagan analyses, which include publicly traded companies as well as private companies, offers more suitable comparisons through which BlackRock can understand the competitiveness of its executive compensation programs overall, by functional business and by title/individual. Semler Brossy independently reviewed the results and the companies included in McLagan’s analyses.

2014 COMPENSATION PROGRAM

2014 Compensation Program Updates

As described under “2013 Stockholder Engagement” on page 32, the MDCC took stockholder feedback into account as it considered the analysis and determination of executive compensation.

For 2014, the Company has adopted a new annual incentive program for the CEO and President – Mr. Fink and Mr. Kapito. Under this new program, target annual cash incentive awards have been established at $8.0 million and $6.5 million, respectively. Actual cash bonuses can range from 0% up to a maximum of 125% of the target amount. To determine the actual cash bonus amount, the MDCC will use the following framework to assess performance:

Category	% of Award Opportunity	Measures Generally Include (Internal BlackRock metrics and/or peer comparisons may be considered)
Financial Performance	50%	• Net New Business • Net New Base Fees • Total Revenue • Operating Income • Operating Margin • Net Income • EPS
Business Strength	30%	• Relative Investment Performance Across Alpha and Beta Strategies • Client Retention and Client Relationship Strength • Risk Management • Operational Performance
Organizational Strength	20%	• Employee Engagement • Leadership Bench Strength and Succession Plans • Inclusiveness and Diversity Objectives

While the categories are supported by objective measures and milestones, the MDCC reserves discretion in setting the final awards in order to adjust for its determination of the quality of the outcomes and the executives’ adaptation to the business environment as it evolves throughout the year.

In addition to the annual cash incentive, the MDCC expects to continue to make annual equity awards to both Mr. Fink and Mr. Kapito with at least half of such equity awards being long-term and contingent on future financial or other business performance requirements. The MDCC intends to continue analyzing the structure of the equity component during the course of the year.

ADDITIONAL DETAILS ON COMPENSATION POLICIES AND PRACTICES

Stock Ownership, Benefits, Severance, Perquisites and Tax Reimbursements

Stock Ownership Guidelines

Our stock ownership guidelines require the Company’s Global Executive Committee (“GEC”) members to own and maintain a target number of shares, the dollar amount of which is set out below. These GEC members are required to accumulate a target number of shares (i.e., shares owned outright, not including unvested shares or unexercised stock options). Until these stock ownership guidelines are met, they must retain 35% of the net (after-tax) shares delivered from BlackRock equity awards. As of March 31, 2014, all of our NEOs except Mr. Shedlin exceeded the stated stock ownership guidelines. Mr. Shedlin, who joined the Company in 2013, is on track to meet the stated stock ownership guidelines.

•	$10 million for the CEO;

•	$5 million for the President;

•	$2 million for all other GEC members; and

•	$375,000 for independent directors.

Benefits

BlackRock provides medical, dental, life and disability benefits and retirement savings vehicles in which all eligible employees participate. BlackRock makes contributions to 401(k) accounts of its NEOs on a basis consistent with other employees. None of our NEOs participate in any Company-sponsored defined benefit program.

Other benefits include voluntary deferrals of all or a portion of the cash element of the NEO’s annual incentive awards pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan. Elections to defer must be made no later than June 30 of the year for which the bonus is paid. Deferred amounts are held by BlackRock as unsecured liabilities. Amounts are immediately vested. Accounts are credited with investment returns from among 19 benchmark funds offered to eligible participants.

Severance

NEOs are eligible for standard severance benefits under the Severance Plan in the event of involuntary termination of employment without cause (as defined under the Severance Plan) by BlackRock.

The Severance Plan provides salary continuation of two weeks per year of service with a minimum of 12 weeks and a maximum of 54 weeks to all U.S.-based employees who are involuntarily terminated without cause in conjunction with a reduction in force or position elimination.

Perquisites

Perquisites and other benefits available to NEOs, such as financial planning, investment opportunity and personal use of travel services are considered a reasonable part of the executive compensation program.

A financial planning perquisite is offered to NEOs. Investment offerings may be provided without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements.

Messrs. Fink and Kapito are required by the Board to utilize private airplane services for all business and personal travel in the interest of protecting their personal security. NEOs reimburse BlackRock for a portion of the cost of personal airplane services.

Transportation services are provided by BlackRock and/or third-party suppliers and are made available to its NEOs for business and personal use.

The compensation attributed to each of our NEOs for 2013 for perquisites is described in Footnote 3 to the Summary Compensation Table on page 49.

Tax Reimbursements

BlackRock did not provide tax reimbursements for any perquisites or other compensation paid to our NEOs other than for Mr. Fairbairn in connection with his transition to the United States following his expatriation in 2012 from the United Kingdom. Footnote 3 to the Summary Compensation Table on page 49 describes such tax reimbursement payments.

Risk Assessment of Compensation Plans

Our employee compensation program is structured to discourage excessive and unnecessary risk taking. The Board recognizes that potential risks to the Company may be inherent in compensation programs. As such, the Board reviews the Company’s executive compensation program annually to ensure that it is structured so as not to unintentionally promote excessive risk taking. This annual review has resulted in the belief that the Company’s compensation plans are appropriately structured and do not pose risks that could have a materially adverse effect on BlackRock.

The MDCC considers the following when evaluating whether employee compensation plans and policies encourage BlackRock employees to take unreasonable risks:

•	Performance goals that are reasonable in light of past performance and market conditions;

•	Longer-term expectations for earnings and growth;

•	The base salary component of compensation does not encourage risk taking because it is a fixed amount;

•	A greater portion of annual compensation is deferred at higher levels of annual bonus; and

•	Deferred compensation is delivered in the form of equity, vests over time, and the value is therefore dependent on the future performance of BlackRock.

Essential to the success of BlackRock’s business model is the ability to both understand and manage risk. These fundamentals are inherent in the design of its compensation programs, which reward employees for strong performance in their management of client assets, and in managing risk within the risk profiles appropriate to each of BlackRock’s clients. As such, employees are not incented nor rewarded for engaging in high-risk transactions outside of established parameters.

The Company’s compensation practices reinforce the fundamentals of BlackRock’s business model in that they:

•	Do not provide undue incentives for short-term planning or action toward short-term financial rewards;

•	Do not reward unreasonable risk; and

•	Provide a reasonable balance between the risks that are inherent in the business of investment management, risk management and advisory services.

The Company’s operating income, on which compensation is based, is not reliant on the Company’s seed or co-investments. While BlackRock may make seed or co-investments in its various funds alongside clients, it is not involved in proprietary trading.

Total Bonus Pool Determination

Purpose

The MDCC approves annually a total bonus pool for BlackRock employees as a group, which includes the NEOs. Accrual of the cash portion of the total bonus pool serves to ensure that the appropriate accounting expense is reflected on BlackRock’s financial statements throughout the year and at year-end. The total bonus pool does not serve as a basis for the MDCC’s compensation decisions for the Company’s NEOs, but as indicated, the MDCC may make general comparisons to increases or decreases in the size of the total bonus pool when making individual NEO compensation determinations. In 2013, the MDCC approved a total bonus pool of approximately $1.91 billion (including $152 million for long-term incentive awards), which was 13% higher than the total bonus pool approved in 2012.(3)

Procedures for Determining Accounting Accrual and Final Determination

The size of the projected bonus pool, including cash and equity awards, is reviewed throughout the year by the MDCC and the final total bonus pool is approved after year-end. As part of this review, the MDCC receives actual and projected financial information over the course of the year as well as final year-end information. The financial information that the MDCC receives and considers includes the current year projected income statement and other financial measures compared with prior year results and the current year budget. The MDCC additionally reviews other metrics of the Company’s financial performance (e.g., net inflows of AUM and investment performance) as well as information regarding market conditions and competitive compensation levels.

The MDCC regularly considers management’s recommendation as to the percentage of pre-incentive operating income that will be accrued and reflected as a compensation expense throughout the year for the cash portion of the total annual bonus pool (the “accrual rate”). The accrual rate of the cash portion of the total annual bonus pool may be modified by the MDCC during the year based on its review of the financial information described above. The MDCC does not apply any particular weighting or formula to the information it considers when determining the size of the total bonus pool or the accruals made for the cash portion of the total bonus pool.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation to any “covered employee” of a public company to $1 million during any fiscal year unless such compensation qualifies as “performance-based.” In general, the Company intends to structure its incentive compensation arrangements in a manner that would comply with these tax rules. However, the MDCC maintains the flexibility to pay non-deductible incentive compensation if it determines it is in the best interest of the Company and its stockholders.

Separately from determining the total bonus pool, the MDCC establishes the method for calculating the Section 162(m) compliant aggregate cap (the “Aggregate 162(m) Cap”) for annual incentives awarded to each of our NEOs pursuant to the shareholder-approved Performance Plan. The Aggregate 162(m) Cap, as well as each NEO’s maximum allocable portion of the overall Aggregate 162(m) Cap (the “Individual 162(m) Caps”), are calculated each year in accordance with the requirements of Section 162(m) of the Internal Revenue Code. Neither the Aggregate 162(m) Cap nor the Individual 162(m) Caps serve as a basis for the MDCC’s compensation decisions for our NEOs; instead, these caps serve to establish a ceiling on the amount of annual incentive awards which the MDCC can award to the NEOs on a tax deductible basis. In determining final awards for each NEO, the MDCC ensures that such awards do not exceed the executive officer’s Individual 162(m) Cap.

Amounts determined by the calculation of the Aggregate and Individual 162(m) Caps have been established to meet tax regulations and do not serve as a basis for the MDCC’s compensation decisions for individual NEOs.

The MDCC awarded 2013 incentive compensation amounts for each NEO that, when reviewed against the Aggregate and Individual 162(m) Caps established in January 2013, were amounts less than the Aggregate and Individual 162(m) Caps. All 2013 incentive compensation amounts were therefore determined to be fully tax deductible.

(3)	Includes payments to employees who departed BlackRock during the year.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the MDCC during 2013 were Messrs. Komansky (Chairperson), Gerber, Grosfeld and Maughan. No member of the MDCC was, during the fiscal year, an officer or employee, or formerly an officer or employee, involved in any related person transactions requiring disclosure in this Proxy Statement. No executive officer of BlackRock served (i) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the MDCC of BlackRock, (ii) as a director of another entity, one of whose executive officers served on the MDCC of BlackRock, or (iii) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of BlackRock.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The following is the MDCC report to stockholders. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Management Development and Compensation Committee

Report on Executive Compensation for Fiscal Year 2013

The MDCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

David H. Komansky, Chairperson

Murry S. Gerber

James Grosfeld

Sir Deryck Maughan

Summary of Compensation

The following Summary Compensation Table sets forth information concerning compensation provided by BlackRock for the years indicated to the NEOs.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (Fair Value of Awards) ($)(2)	All Other Compensation ($)(3)	Total ($)
Laurence D. Fink	2013	$500,000	$9,850,000	$12,399,756	$192,500	$22,942,256
Chairman and Chief	2012	$500,000	$8,600,000	$10,944,051	$187,350	$20,231,401
Executive Officer	2011	$500,000	$8,125,000	$13,060,606	$192,250	$21,877,856

Robert S. Kapito	2013	$400,000	$7,737,500	$9,319,801	$221,755	$17,679,056
President	2012	$400,000	$6,520,000	$8,290,147	$216,605	$15,426,752
	2011	$400,000	$6,225,000	$10,126,442	$220,380	$16,971,822

Charles S. Hallac	2013	$350,000	$4,315,000	$5,412,382	$46,755	$10,124,137
Senior Managing Director	2012	$350,000	$3,612,000	$4,786,285	$39,040	$8,787,825
and Chief Operating Officer	2011	$350,000	$3,475,000	$5,611,725	$17,250	$9,453,975

Robert W. Fairbairn	2013	$350,000	$2,625,000	$3,299,947	$1,051,194	$7,326,141
Senior Managing Director	2012	$350,000	$2,075,000	$3,575,110	$922,718	$6,922,828

Gary S. Shedlin	2013	$400,000	$2,150,000	$4,181,319	$323,872	$7,055,191
Senior Managing Director and Chief Financial Officer(4)

Ann Marie Petach	2013	$450,000	$1,390,000	$1,849,709	$46,755	$3,736,464
Senior Managing Director	2012	$450,000	$1,225,000	$1,856,562	$41,605	$3,573,167
and Former Chief Financial Officer(5)	2011	$450,000	$1,225,000	$2,126,234	$45,380	$3,846,614

(1)	These amounts represent the cash portion of discretionary annual bonuses for the respective periods awarded pursuant to the Performance Plan. To secure the deductibility of annual incentive awards (including cash bonuses) awarded to the NEOs, each NEO’s total incentive award is awarded under the Performance Plan, which permits deductibility of compensation paid to the NEOs under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the Performance Plan determines only the maximum amount of incentive compensation that may be awarded to NEOs for the fiscal year. The amount of incentive compensation awarded to each NEO in January 2014 (for fiscal year 2013) was based on subjective criteria, as more fully described under the caption “Compensation Discussion and Analysis,” and was less than the portion of the performance-based bonus pool available for awards to each NEO under the Performance Plan.

As described under the caption “Compensation Discussion and Analysis,” on January 17, 2014, Messrs. Fink, Kapito, Hallac, Fairbairn and Shedlin and Ms. Petach were awarded RSUs as part of their discretionary annual bonuses for the 2013 fiscal year. These awards had grant date values of $8,900,000, $6,787,500, $3,365,000, $1,675,000, $1,200,000 and $635,000, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 17, 2014, of $319.06. Additionally, Messrs. Fink, Kapito, Hallac, Fairbairn and Shedlin received discretionary Challenge Awards consisting of RSU awards with grant date values of $4,750,000, $3,750,000, $2,750,000, $1,750,000 and $1,500,000, respectively. The number of units granted as Challenge Awards was determined by dividing the individual’s award value by the average of the high and low prices on January 17, 2014 and multiplying the result by 1.6337. The conversion premium was derived by an independent third party using a fair value calculation based on a Monte Carlo methodology that accounts for the risk of the award not vesting if prescribed performance requirements are not met. Additional detail regarding the Challenge Awards is included under the caption “Compensation Discussion and Analysis.” Additionally, Ms. Petach received a discretionary Partner Plan Award consisting of RSU awards with a grant date value of $1,050,000. The number of units granted as a Partner Plan Award was determined by dividing the individual’s award value by the average of the high and low prices per share of BlackRock common stock on January 17, 2014.

(2)	Reflects the grant date fair value of awards made during each calendar year as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 14 to the consolidated financial statements in our 2013 Form 10-K. For Mr. Shedlin, the awards represent RSUs granted under the BlackRock, Inc. 1999 Stock Award and Incentive Plan approved by the MDCC of the Board of Directors on May 29, 2013. The RSUs were awarded in connection with Mr. Shedlin’s commencement of employment with BlackRock and the resulting forfeiture of deferred compensation awards granted by his former employer. The vesting schedule of the RSUs mirrors the schedule on which the forfeited awards would have vested had Mr. Shedlin remained with his prior employer. Each RSU is payable solely by delivery of an equal number of shares of common stock.

(3)	For Messrs. Fink, Kapito, Hallac, Fairbairn and Shedlin and Ms. Petach, $17,500, $17,500, $17,500, $17,500, $0 and $17,500, respectively, was attributable to contributions made by BlackRock under its defined contribution (401(k)) plan in 2013. For Messrs. Fink, Kapito, Hallac, Fairbairn and Shedlin and Ms. Petach, $0, $29,255, $29,255, $29,255, $0 and $29,255, respectively, was attributable to financial planning services. For Mr. Shedlin, $323,872 was attributable to a cash payment made in connection with commencement of employment with BlackRock and the resulting forfeiture of deferred compensation awards granted by his former employer. Other than amounts related to the employer contribution to the 401(k) plan and amounts relating to the provision of financial services, the amounts set forth in the table above reflect payments made to Mr. Fairbairn related to the completion of an expatriate assignment and his transition to the United States from the United Kingdom, including an expatriate allowance of $369,196 to cover education costs for dependents and housing and utilities; supplementary life insurance premium of $31,320; tax gross-ups for reimbursements relating to education costs, housing and utilities, life insurance premium and moving expenses of $480,061; net tax payments of $117,361 and reimbursement of costs for tax preparation services provided to Mr. Fairbairn. In 2013, $175,000 and $175,000 were attributable to personal use by Messrs. Fink and Kapito, respectively, of aircraft services. These amounts reflect the incremental cost to BlackRock to provide the aircraft services, net of amounts reimbursed by the executive officer. Messrs. Fink and Kapito are required by the Board to utilize these airplane services for all business and personal travel in the interest of protecting their personal security. For more information regarding perquisites, see “Compensation Discussion and Analysis—Additional Details on Compensation Policies and Practices.” No nonqualified deferred compensation earnings were determined to be above-market. None of the NEOs participate in any BlackRock defined benefit pension plans.

(4)	Mr. Shedlin joined BlackRock on March 11, 2013 and became the Chief Financial Officer of BlackRock on May 9, 2013.

(5)	Ms. Petach transitioned from the role of Chief Financial Officer of BlackRock to the role of Senior Managing Director of the firm’s Client Solutions business on May 9, 2013. Amounts reflect compensation to Ms. Petach for her service as Chief Financial Officer of BlackRock from January 1, 2013 through May 9, 2013 and for her service in the firm’s Client Solutions business from May 10, 2013 through December 31, 2013.

2013 Grants of Plan-Based Awards

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by BlackRock in 2013 to our NEOs.

Name	Grant Date(1)	Date of Committee Action	All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock and Option Awards
Laurence D. Fink	01/18/2013	01/15/2013(2)	32,884	$7,649,805
	01/18/2013	01/15/2013(3)	37,472	$4,749,951

Robert S. Kapito	01/18/2013	01/15/2013(2)	23,943	$5,569,860
	01/18/2013	01/15/2013(3)	29,583	$3,749,941

Charles S. Hallac	01/18/2013	01/15/2013(2)	11,445	$2,662,450
	01/18/2013	01/15/2013(3)	21,694	$2,749,931

Robert W. Fairbairn	01/18/2013	01/15/2013(2)	4,836	$1,124,999
	01/18/2013	01/15/2013(3)	17,158	$2,174,948

Gary S. Shedlin	05/29/2013	05/29/2013(4)	16,869	$4,181,319

Ann Marie Petach	01/18/2013	01/15/2013(2)	2,256	$524,813
	01/18/2013	01/15/2013(3)	10,452	$1,324,896

(1)	Grant date is the date on which approved award values were converted to a number of restricted stock or RSUs based on the average of the high and low prices of BlackRock common stock on that date.

(2)	These January 18, 2013 awards represent grants of RSUs awarded to Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach as part of their 2012 bonus awards and represent the stock portion of such annual bonuses. These RSUs vest one-third on each anniversary of January 31, 2013.

(3)	These January 18, 2013 awards represent Challenge Awards to Messrs. Fink, Kapito, Hallac, Fairbairn and Ms. Petach as part of their 2012 bonus awards. Award values are converted into a number of RSUs using the grant price ($232.63), which represents an average of the high and low price of BlackRock common stock on January 18, 2013 (two trading days following earnings release) and a conversion premium of 1.8352, as determined by an independent, third party valuation model. The award is split into three equal tranches, with one tranche subject to a stock price target at 15% ($267.525), the second tranche subject to a stock price target at 25% ($290.788) and the third tranche subject to a stock price target at 35% ($314.051), in each case above the grant date price of $232.63. Each applicable stock price target must be met for 20 consecutive trading days in order for the related tranche of units to be eligible to vest. The stock price targets may be met at any time during the award term, but the delivery of shares may only occur on the fourth, fifth or sixth anniversary of the grant date, provided that the share price on the applicable delivery date meets the 15% stock price target ($267.525). Any tranche of the award that has not met the applicable stock price target will be forfeited on the 6th anniversary of the grant date.

(4)	These awards represent RSUs granted to Mr. Shedlin under the BlackRock, Inc. 1999 Stock Award and Incentive Plan approved by the Management Development and Compensation Committee of the Board of Directors on May 29, 2013. The RSUs were awarded in connection with Mr. Shedlin’s commencement of employment with BlackRock and the resulting forfeiture of deferred compensation awards granted by his former employer. The vesting schedule of the RSUs mirrors the schedule on which the forfeited awards would have vested had Mr. Shedlin remained with his prior employer. Each RSU is payable solely by delivery of an equal number of shares of common stock.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards and unvested stock awards held by our NEOs as of December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Laurence D. Fink	01/31/2007	364,313	(2)	$167.76	1/31/2017	—		—
	01/27/2011	—		—	—	15,344	(3)	$4,855,916
	01/27/2011	—		—	—	18,712	(4)	$5,921,787
	01/20/2012	—		—	—	26,038	(3)	$8,240,246
	01/20/2012	—		—	—	32,766	(5)	$10,369,456
	01/18/2013	—		—	—	32,884	(3)	$10,406,799
	01/18/2013					37,472	(5)	$11,858,764

Robert S. Kapito	01/31/2007	210,109	(2)	$167.76	1/31/2017	—		—
	01/27/2011	—		—	—	11,743	(3)	$3,716,307
	01/27/2011	—		—	—	14,969	(4)	$4,737,239
	01/20/2012	—		—	—	19,142	(3)	$6,057,869
	01/20/2012	—		—	—	26,213	(5)	$8,295,628
	01/18/2013	—		—	—	23,943	(3)	$7,577,241
	01/18/2013	—		—	—	29,583	(5)	$9,362,132

Charles S. Hallac	01/31/2007	126,087	(2)	$167.76	1/31/2017	—		—
	01/27/2011	—		—	—	5,531	(3)	$1,750,396
	01/27/2011	—		—	—	11,227	(4)	$3,553,009
	01/20/2012	—		—	—	9,163	(3)	$2,899,815
	01/20/2012	—		—	—	19,659	(5)	$6,221,484
	01/18/2013	—		—	—	11,445	(3)	$3,621,999
	01/18/2013	—		—	—	21,694	(5)	$6,865,500

Robert W. Fairbairn	01/27/2011	—		—	—	2,761	(3)	$873,774
	01/27/2011	—		—	—	13,098	(4)	$4,145,124
	01/20/2012	—		—	—	3,856	(3)	$1,220,308
	01/20/2012	—		—	—	21,844	(5)	$6,912,971
	01/18/2013	—		—	—	4,836	(3)	$1,530,449
	01/18/2013	—		—	—	17,158	(5)	$5,429,992

Gary S. Shedlin	05/29/2013	—		—	—	12,695	(6)	$4,017,587

Ann Marie Petach	01/27/2011	—		—	—	1,331	(3)	$421,222
	01/27/2011	—		—	—	6,549	(4)	$2,072,562
	01/20/2012	—		—	—	1,905	(3)	$602,875
	01/20/2012	—		—	—	11,577	(5)	$3,663,773
	01/18/2013	—		—	—	2,256	(3)	$713,956
	01/18/2013	—		—	—	10,452	(5)	$3,307,744

(1)	Amounts reflect the year-end value of restricted stock or RSU awards, based on the closing price of $316.47 per share of BlackRock common stock on December 31, 2013.

(2)	Amounts reflect long-term incentive plan option awards that vested on September 29, 2011.

(3)	This restricted stock vests as to one-third on January 31 in each of the three years after the grant date.

(4)	This restricted stock vested on January 31, 2014.

(5)	These Challenge Award RSUs require that separate 15%, 25% and 35% stock price targets be achieved during the six-year term of the awards in order for each respective tranche to be delivered. The stock price targets may be met at any time during the award term, but the delivery of shares may only occur on the fourth, fifth or sixth anniversary of the grant date, provided the price on the delivery date meets the lowest stock price target. As of December 31, 2013, all three of the stock price targets related to the Challenge Awards granted on January 20, 2012 had been met. As of December 31, 2013, two of the three stock price targets related to the Challenge Awards granted on January 18, 2013 had been met. See footnote 3 to the 2013 Grants of Plan-Based Awards Table for additional details regarding these awards.

(6)	These RSUs vested 25% on November 30, 2013, 7% on January 31, 2014 and 22% on February 28, 2014, and will vest 7% on November 30, 2014, 7% on January 31, 2015, 11% on February 28, 2015, 7% on November 30, 2015 and 14% on January 31, 2016. The RSUs were awarded in connection with Mr. Shedlin’s commencement of employment with BlackRock and the resulting forfeiture of deferred compensation awards granted by his former employer. The vesting schedule of the RSUs mirrors the schedule on which the forfeited awards would have vested had Mr. Shedlin remained with his prior employer.

2013 Option Exercises and Stock Vested

The following table sets forth information concerning the number of shares acquired and the value realized by our NEOs during the fiscal year ended December 31, 2013 on the exercise of options or the settlement of restricted stock and RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Laurence D. Fink	—	—	40,706	$9,663,604
Robert S. Kapito	—	—	30,549	$7,252,333
Charles S. Hallac	—	—	13,959	$3,313,867
Robert W. Fairbairn	—	—	6,631	$1,574,199
Gary S. Shedlin	—	—	4,174	$1,263,679
Ann Marie Petach	—	—	2,960	$702,704

(1)	Based on the market price per share of BlackRock common stock on the applicable exercise dates (and prior to tax withholding).

(2)	Value realized reflects the closing price per share of BlackRock common stock on the applicable vesting dates.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Laurence D. Fink	—	—	$395,062	—	$1,601,310
Robert S. Kapito	—	—	$5,330	—	$202,621
Charles S. Hallac	—	—	$17,033	—	$155,187
Robert W. Fairbairn	—	—	—	—	—
Gary S. Shedlin	—	—	—	—	—
Ann Marie Petach	—	—	—	—	—

(1)	Includes earnings on balances in the Voluntary Deferred Compensation Plan (the “VDCP”).

Voluntary Deferred Compensation Plan

Effective January 2002, BlackRock adopted the VDCP, which allows participants to elect to defer between 1% and 100% of the cash element of their annual incentive compensation that is not mandatorily deferred under another arrangement. Elections to defer must be made no later than June 30 of the year for which the bonus is paid. The participants must specify a deferral period of up to ten years. Deferred amounts are held by BlackRock as unsecured assets and participants may, from time to time, elect to have their deferred account credited with future investment returns from among 14 benchmark funds. The benchmark investments available for the NEOs are the same as those for all other participants. Deferred amounts and any benchmark returns are vested at the time of deferral or crediting, as applicable, under the VDCP.

Potential Payments Upon Termination or Change in Control

As described previously, the NEOs do not have employment, severance or change-in-control agreements with BlackRock. If any of the NEOs experience a termination of employment with BlackRock, certain of their outstanding RSUs may be subject to accelerated vesting and payment, outstanding options may be subject to specified exercise periods and VDCP balances will be paid out, in each case as described below.

The estimated amounts payable to our NEOs relating to their outstanding RSU awards as a result of a qualifying termination of employment with BlackRock on December 31, 2013 can be found under the column “Market Value of Shares or Units of Stock That Have Not Vested” in the 2013 Outstanding Equity Awards at Fiscal Year-End Table, in accordance with the terms described below, except with respect to the Challenge Awards granted on January 18, 2013 in the event of involuntary termination not for cause, for which no amounts would have been payable as of December 31, 2013. The amounts reflected therein are based on the closing price of BlackRock common stock on December 31, 2013 ($316.47). If the amounts were calculated using a different price, the amounts could be significantly different. In addition, in accordance with BlackRock’s standard severance benefits arrangements, Messrs. Fink, Kapito, Hallac, Fairbairn and Shedlin and Ms. Petach would receive approximately $500,000, $400,000, $350,000, $269,231, $92,308 and $121,154, respectively, under BlackRock’s Severance Plan in the event of involuntary termination not for cause by BlackRock, assuming such benefits were triggered on December 31, 2013.

Restricted Stock and Restricted Stock Unit Awards Granted as Part of Annual Incentive Awards

There are no change-in-control provisions associated with outstanding restricted stock and RSU awards. The restricted stock and RSU awards granted to our NEOs may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards will vest and be settled immediately.

•	In the event of total disability or involuntary termination not for cause (as such terms are defined in the applicable award agreements), such awards will continue to vest and be settled in accordance with their original grant terms for one year following such termination. At the one-year anniversary of such termination, all remaining unvested and unsettled awards will vest and be settled; provided, that the NEO has complied with covenants agreed to upon hire and contained in the award agreement.

•

In the event of a qualified retirement, awards will continue to vest and be settled in accordance with their original grant terms for one year following the qualified retirement. At the one-year anniversary of the qualified retirement, all remaining unvested and unsettled awards will vest and be paid; provided, that the NEO has complied with covenants agreed to upon hire and contained in the award agreement. “Qualified retirement” refers to a voluntary termination of employment with a combined age and length of service totaling 65, subject to a minimum age of 55, a minimum of three years’ service and one-year’s advance written notice of the intention to retire. As of December 31, 2013, Messrs. Fink and Kapito were the only NEOs eligible for qualified retirement, neither of whom has provided notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, all unvested awards will be forfeited.

Restricted Stock Unit Awards Granted as Challenge Awards

There are no change-in-control provisions associated with the RSU awards granted as Challenge Awards.

Furthermore, the RSU awards granted as Challenge Awards are not subject to accelerated vesting and settlement upon termination. Instead, the Challenge Awards are subject to the following treatment:

•	In the case of death, awards will continue to vest and be settled in accordance with their original grant terms for the full term of the award.

•	In the event of total disability (as defined in the applicable award agreement), awards will continue to vest and be settled in accordance with their original grant terms for the full term of the award; provided, that the NEO has complied with covenants agreed to upon hire and contained in the award agreement.

•	In the event of an involuntary termination not for cause, any portion of the award that has achieved its respective stock price target as of the date of termination remains eligible for vesting and settlement for the full term of the award; provided, that the NEO has complied with covenants agreed to upon hire and contained in the award agreement. Any remaining portion of the award that has not achieved its respective stock price target as of the date of termination will be immediately forfeited.

•	In the event of a qualified retirement, awards will continue to vest and be settled in accordance with their original grant terms for the full term of the award; provided, that the NEO has complied with covenants agreed to upon hire and contained within the award agreement. “Qualified retirement” refers to the voluntary termination of employment with a combined age and length of service totaling 65, subject to a minimum age of 55, a minimum of three years’ service and one-year’s advance written notice of the intention to retire. As of December 31, 2013, Messrs. Fink and Kapito were the only NEOs eligible for qualified retirement, neither of whom has provided notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, all unvested awards will be forfeited.

Long-Term Incentive Award Options

There are no change-in-control provisions associated with the long-term incentive award options. Such options granted to our NEOs are all fully vested, but are subject to special treatment upon certain terminations of employment, as follows:

•	In the case of death, all such outstanding options will remain exercisable for one year from the date of death.

•	In the event of total disability (as defined in the applicable award agreement), all such outstanding options will remain exercisable for three years following the termination for disability; provided that the NEO has complied with covenants agreed to upon hire and contained in the award agreement.

•	In the event of a qualified retirement (as defined in the applicable award agreement), all such outstanding options will remain exercisable for three years following the qualified retirement; provided that the NEO has complied with covenants agreed to upon hire and contained in the award agreement.

•	In the event of a voluntary or involuntary termination not for cause (as defined in the applicable award agreement), all such outstanding options will remain exercisable for 90 days following the termination; provided that the NEO has complied with covenants agreed to upon hire and contained in the award agreement.

•	In the event of a termination for cause, the option award will terminate upon the termination.

Notwithstanding the described treatment above, in no case are the options exercisable after their stated expiration dates.

Deferred Compensation

Deferred amounts credited to NEOs under the VDCP are vested at the time of deferral. All balances for the NEOs as of December 31, 2013 are reflected in the Nonqualified Deferred Compensation Table. Upon termination of employment, any VDCP plan balances will be paid to the NEOs.

2013 DIRECTOR COMPENSATION

The table below sets forth the elements of director compensation provided by BlackRock in 2013.

Board Service
Board Annual Retainer(1)	$75,000
Annual RSUs(2)	$150,000
Board Meeting Fees(1)	$1,500

Committee Service
Committee Meeting Fees(1)	$1,000

Committee Annual Retainer(1)	Chairperson		Member
Audit	$30,000		$15,000
MDCC	$20,000		$10,000
Nominating and Governance	$25,000	(3)	$5,000
Risk	$15,000		$5,000

(1)	New Board members rotating through Committees receive one general Committee retainer and committee meeting fees for the meetings they attended. Retainers and meeting fees are paid in January, April, July and October, based on service during the prior quarter.

(2)	Annual award granted on the last day of the first quarter of each year to all directors serving on that date and delivered on the earlier of (i) the third anniversary of the date of grant and (ii) the date such director ceases to be a member of the Board of Directors.

(3)	Based on the combination of the roles of the lead independent director and the Chairperson of the Nominating and Governance Committee.

Directors in 2013 who were also employees of BlackRock or designees of Bank of America/Merrill Lynch or PNC are not listed in the below table because they did not receive compensation for serving as directors or committee members. In 2013, directors who were not employees of BlackRock or designees of Bank of America/Merrill Lynch or PNC each received the amounts set forth in the below table and were also reimbursed for reasonable travel and related expenses. Each director who received compensation received at least $25,000 of his or her annual retainer, or a pro rata portion thereof in the event that a director’s service is less than a full year, in the form of BlackRock common stock valued at an equivalent fair market value. In addition, each director who received compensation had the right to elect to receive BlackRock common stock valued at an equivalent fair market value in lieu of all or a portion of his or her annual retainers in excess of $25,000. As indicated below, nine of the directors elected to receive all of their annual retainers in the form of BlackRock common stock.

Name	Fees Earned or Paid in Cash ($)	Fees Awarded in Stock ($)(1)(2)	Total ($)
Abdlatif Y. Al-Hamad	$0	$255,542	$255,542
Mathis Cabiallavetta	$89,671	$194,670	$284,342
Pamela Daley(3)	$0	$0	$0
Dennis D. Dammerman(4)	$0	$84,490	$84,490
Jessica P. Einhorn	$73,003	$174,883	$247,886
Fabrizio Freda	$0	$244,942	$244,942
Murry S. Gerber	$134,003	$175,140	$309,143
James Grosfeld	$0	$265,440	$265,440
David H. Komansky	$88,503	$175,140	$263,643
Deryck Maughan	$0	$273,549	$273,549
Cheryl D. Mills(5)	$0	$24,368	$24,368
Thomas H. O’Brien	$122,003	$174,837	$296,840
Ivan G. Seidenberg	$0	$275,966	$275,966
Marco Antonio Slim Domit	$0	$246,781	$246,781
John S. Varley	$90,003	$174,824	$264,826
Susan L. Wagner	$62,003	$174,883	$236,886

(1)	Includes the annual RSU grants to each director of 583 RSUs of BlackRock with a grant date fair value of $150,000 pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 14 to the consolidated financial statements in our 2013 Form 10-K. As of December 31, 2013, each non-employee director had the following outstanding RSUs: 0 shares for Ms. Daley, 0 shares for Ms. Mills, 583 shares for each of Ms. Einhorn, Mr. Freda and Ms. Wagner, 1,568 shares for each of Messrs. Al-Hamad, Cabiallavetta, Gerber, Grosfeld, Komansky, Maughan, O’Brien and Mr. Seidenberg and 1,071 shares for each of Messrs. Slim and Varley.

(2)	Includes the shares of common stock granted on March 29, June 28, September 30 and December 31, 2013, respectively, based on closing market prices on such dates of $256.88, $256.85, $270.62 and $316.47, respectively, awarded in respect of board annual retainer and meeting fees. The entire expense for these awards was recorded on the date of grant.

(3)	Ms. Daley was elected to the Board of Directors and began her term on January 15, 2014 and has elected to receive all of her annual retainer in the form of BlackRock common stock.

(4)	On July 23, 2013, Dennis D. Dammerman, a member of the Board of Directors since 2005 and an independent director, passed away.

(5)	Ms. Mills was elected to the Board of Directors and began her term on November 20, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2013, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, RSUs or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	6,676,684	(1)	$167.76	(2)	3,304,834
Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—		N/A		655,420	(3)

Total Approved by Stockholders	6,676,684				3,960,254

Not Approved
None	—		N/A		—

Total Not Approved by Stockholders	—		N/A		—

Total	6,676,684				3,960,254

(1)	Includes 931,758 shares issuable under options and 5,744,926 shares in restricted stock and RSUs. 1,311,887 shares remained available for contribution by PNC pursuant to the share surrender agreement with BlackRock and PNC to settle awards outstanding under this Plan and for future BlackRock stock grants under any other plan in accordance with the terms of the share surrender agreement. Since February 2009, these shares were held by PNC as Series C participating convertible preferred stock.

(2)	Represents weighted average exercise price on options only.

(3)	The Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan became effective in January 2007 and replaced the prior plan which was suspended in August 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who own more than 10% of a registered class of BlackRock’s equity securities to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2013, our directors, Section 16 officers and 10% holders met all applicable SEC filing requirements, except for one late Form 4 filing made on behalf of Mr. Shedlin on July 8, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bank of America and its Subsidiaries

On September 29, 2006, Merrill Lynch contributed the entities and assets that constituted its investment management business, MLIM, to BlackRock (the “MLIM Transaction”) in exchange for common and non-voting preferred stock such that, immediately after the closing of the MLIM Transaction, Merrill Lynch held approximately 45.0% of BlackRock’s common stock outstanding and an economic ownership of approximately 49.3% on a fully diluted basis. On January 1, 2009, Bank of America acquired Merrill Lynch. Through a series of transactions concluding in June 2011, Merrill

Lynch and its affiliates disposed of their equity interests in BlackRock and, to our knowledge, no longer beneficially own any material amount of BlackRock’s voting common stock or outstanding capital stock.

Thomas K. Montag, Co-Chief Operating Officer of Bank of America, continues to serve as a director of BlackRock, but will not be re-nominated for election at the 2014 Annual Meeting.

Global Distribution Agreement with Merrill Lynch

On September 29, 2006, BlackRock entered into a global distribution agreement with Merrill Lynch. This agreement was amended and restated on July 16, 2008 and again on November 15, 2010 and all descriptions of the agreement in this Proxy Statement reflect the agreement as amended and restated. The global distribution agreement provides a framework under which Merrill Lynch distributes BlackRock’s investment advisory products (including those of the former MLIM business). The total amount expensed by BlackRock during 2013 relating to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $181.2 million. In addition, BlackRock recorded other revenue of $570,000 related to fees for certain Merrill Lynch products pursuant to the global distribution agreement.

Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM business that it distributed as of the date of the global distribution agreement on the same economic terms as were in effect on the date of the global distribution agreement or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled. The term of the global distribution agreement expired on January 1, 2014 and the agreement was automatically renewed for an additional three-year term. The term of the agreement will automatically renew, subject to certain conditions and for such annual or other periods as the parties may agree.

Sales Incentive Restrictions

Merrill Lynch may not, and must cause its distributors not to, provide its sales force with economic incentives for the sale of products that compete with covered products of BlackRock that are any greater than the sales incentives provided to the BlackRock covered products. However, no Merrill Lynch distributor is prohibited from selling products that provide for different rates of sales load, or placement, Rule 12b-1 of the Investment Company Act of 1940, or other related fees.

Product Availability

During the term of the global distribution agreement, BlackRock must permit each Merrill Lynch distributor to distribute covered products of the former MLIM business, on a basis not less favorable than they were distributed by such Merrill Lynch distributor prior to BlackRock’s acquisition of MLIM or as the parties otherwise agree. For any other covered product in which a Merrill Lynch distributor expresses an interest to BlackRock, upon request of such distributor, BlackRock must use all commercially reasonable efforts to cause each such Merrill Lynch distributor to have the right to distribute such products on a basis not less favorable than that on which any Merrill Lynch distributor distributed comparable covered products of the former MLIM business in the channel in question or other products that would generally be viewed as competitive with such covered products.

New Products

During the term of the global distribution agreement, Merrill Lynch must, upon notice from BlackRock, subject to applicable law, standards and practices, use all commercially reasonable efforts to provide distribution services and access to Merrill Lynch distributors for any new covered product on terms in accordance with the global distribution agreement. However, neither Merrill Lynch nor any Merrill Lynch distributor may require BlackRock to offer any new covered products or limit BlackRock from developing or launching any new covered products.

Transition Services Agreement with Merrill Lynch

On September 29, 2006, BlackRock entered into a transition services agreement with Merrill Lynch and its controlled affiliates to allow BlackRock to transition from relying on Merrill Lynch for various functions for the former MLIM business to using BlackRock’s own systems and to allow Merrill Lynch to transition from relying on the former MLIM business for various functions to using Merrill Lynch’s own systems. The services provided in the 12 months prior to September 29, 2006 continue to be provided at the same general standard of service as they were provided prior to September 29, 2006, until such time as the service recipient is able to provide such services (or a substitute) on its own. The pricing for such services is required to be consistent with historical practices. The total amount expensed by BlackRock for transition services payable to Merrill Lynch in 2013 was $2.5 million.

Other Transactions with Bank of America and its Subsidiaries

In addition to the arrangements set forth pursuant to the global distribution agreement and transition services agreement, BlackRock provides investment advisory and administration services to Merrill Lynch and certain other Bank of America subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from Merrill Lynch and other Bank of America subsidiaries in relation to these services in 2013 totaled $51.4 million.

On March 10, 2011, BlackRock and certain of its subsidiaries entered into a five-year $3.5 billion unsecured revolving credit facility (the “Credit Facility”), including a $1.0 billion letter of credit sub-facility and a $250 million swingline sub-facility, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated and several other financial institutions serve as joint lead arrangers and joint bookrunners and for which Bank of America and several other financial institutions serve as documentation agents. BlackRock’s obligations under the Credit Facility are unsecured and are not guaranteed by any of its subsidiaries. All obligations of any subsidiary borrower under the Credit Facility are guaranteed by BlackRock. The Credit Facility was amended in March 2012, April 2012 and March 2013 to extend the maturity and/or increase the aggregate commitment amount. On March 28, 2014, the Credit Facility was further amended to extend the maturity date by one year to March 2019, provide new reduced pricing terms and adjust the letter of credit fronting exposure amongst certain lenders. Bank of America is a lender under the Credit Facility, with a commitment of $255 million as of December 31, 2013. Bank of America and its affiliates received approximately $214,000 in fees in connection with the Credit Facility in 2013. BlackRock had no amounts outstanding under the Credit Facility as of December 31, 2013.

On October 14, 2009, BlackRock entered into a commercial paper program (the “Commercial Paper Program”) under which BlackRock may issue unsecured commercial paper notes on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. Banc of America Securities LLC and three other financial institutions are dealers under the Commercial Paper Program and may, pursuant to their respective commercial paper dealer agreements with BlackRock, either purchase from BlackRock or arrange for the sale by BlackRock of notes pursuant to an exemption from federal and state securities laws. In May 2011 and May 2012, BlackRock increased the maximum aggregate amount that could be borrowed under the Commercial Paper Program. On April 30, 2013, BlackRock further increased the maximum aggregate amount that may be borrowed under the Commercial Paper Program to $3.99 billion.

In connection with the MLIM Transaction, Merrill Lynch agreed to provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees. Reimbursements will amount to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. BlackRock has issued total eligible incentive compensation to qualified employees in excess of $200 million pursuant to this agreement.

BlackRock provides risk management analytic advisory services to Merrill Lynch, for which it received an annual fee of $1.0 million.

BlackRock incurred expenses of $9.6 million for launch costs to Merrill Lynch for new closed-end funds in 2013.

In 2013, BlackRock paid $30.0 million to Merrill Lynch and affiliates related to sales commissions for certain distribution financing arrangements to receive certain cash flows from sponsored open-end mutual funds sold without a front-end sales charge. Such sales commissions are generally capitalized by BlackRock at the time of payment and are subsequently amortized over periods ranging from one to six years.

In addition, BlackRock incurred expenses of $3.8 million for service fees related to certain institutional clients in 2013. BlackRock also incurred expenses for marketing and promotional activities with Merrill Lynch, primarily joint training sessions, of $3.3 million in 2013.

BlackRock has retrocession contracts with Bank of America/Merrill Lynch for various mutual fund distribution services to be performed on behalf of certain non-U.S. based funds managed by BlackRock. BlackRock paid approximately $68.4 million to Bank of America/Merrill Lynch for such arrangements in 2013.

An affiliate of Bank of America acts as administrator for BlackRock’s retirement savings and deferred compensation plans, for which BlackRock paid Bank of America approximately $553,000 in 2013.

In the ordinary course of business, Bank of America and its subsidiaries provide additional distribution and marketing support services to BlackRock in order to promote the sale of its funds.

Transactions between BlackRock Funds and Client Accounts and Bank of America and its Subsidiaries

From time to time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with Bank of America and its subsidiaries. The amount of compensation or other value received by Bank of America in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. Bank of America or its subsidiaries may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. For transactions in equity securities in which Bank of America or its subsidiaries acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of net commissions generated in favor of Bank of America in 2013 was approximately $54 million. Bank of America (including its subsidiaries) was among one of BlackRock’s many fixed income trading counterparties in 2013. Fixed income and certain other securities and financial assets are typically not traded on a commission basis and, accordingly, the amounts earned by Bank of America and its subsidiaries on such transactions cannot be determined.

Bank of America and its affiliates also act from time to time in the ordinary course of business as the prime clearing broker for certain of BlackRock’s hedge funds and funds of funds. Additionally, Bank of America or its subsidiaries may from time to time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts.

Merrill Lynch and certain other Bank of America affiliates (together with affiliates of Wachovia Corporation) were co-arrangers of the permanent financing to the funds that acquired the Peter Cooper Village and Stuyvesant Town apartment complex in New York City in November 2006. As of December 31, 2013, approximately $4.4 billion of this financing, including a $3.0 billion senior loan and mortgage, remained outstanding, excluding accrued interest. As of December 31, 2013, BlackRock owned a 50% interest in the general partner of the funds and had also made a minority equity investment in the funds. These financings were established in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable loans. Following a default on such financing in January 2010, the special servicer representing the senior lenders of this financing commenced an action to foreclose the senior loan and mortgage on February 16, 2010. In addition, the senior lenders have obtained ownership of certain mezzanine debt secured by ownership interests in the borrower of the mortgage on which the funds have also defaulted. Accordingly, the lenders have the ability to foreclose on such ownership interests and thus acquire indirect ownership of the apartment complex. Any such foreclosure would, upon completion, eliminate the interest of the funds in the apartment complex.

BlackRock products and client accounts also enter into a variety of other arrangements with Bank of America and its affiliates on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian, trustee or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to Bank of America or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, distribution, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In certain cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, Bank of America or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

PNC and its Subsidiaries

As of March 31, 2014, PNC beneficially owned approximately 21.0% of BlackRock’s common stock outstanding.

James E. Rohr, the Executive Chairman of PNC, and William S. Demchak, President and Chief Executive Officer of PNC, serve as directors of BlackRock. Mr. Rohr notified BlackRock that he will not seek or accept re-election to the Board of Directors at the 2014 Annual Meeting. PNC has notified BlackRock that for the time being it will not designate a director to replace Mr. Rohr on the Board of Directors. PNC has been permitted to invite an observer to attend Board of Director meetings as a non-voting guest. Following Mr. Rohr’s retirement at the 2014 Annual Meeting, this PNC observer is expected to be the General Counsel and Head of Regulatory and Governmental Affairs of PNC.

BlackRock provides investment advisory and administration services to certain PNC subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from PNC and its affiliates in relation to these services in 2013 totaled $5.1 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees, for which it received an annual fee of $7.1 million for 2013.

BlackRock also recorded revenue of $2.9 million related to non-discretionary trading services and $260,000 for certain advisory valuation services.

BlackRock paid $2.1 million to PNC affiliates in 2013 for service fees related to certain retail and institutional clients.

Transactions between BlackRock Funds and Client Accounts and PNC and its Subsidiaries

From time to time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with PNC and its subsidiaries. The amount of compensation or other value received by PNC in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. PNC may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. We principally engage in fixed income transactions with PNC. PNC (including its subsidiaries) was among one of BlackRock’s many fixed income trading counterparties in 2013. Fixed income transactions are typically not traded on a commission basis and, accordingly, the amounts earned by PNC and its subsidiaries on such transactions cannot be determined.

PNC may from time to time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts. BlackRock products and client accounts also enter into a variety of other arrangements with PNC and its subsidiaries on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to PNC or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In such cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, PNC or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

Lease Obligations with Merrill Lynch and PNC

In 2013, BlackRock was a lessee under five leases or subleases with Merrill Lynch, all of which were entered into in connection with the September 29, 2006 Merrill Lynch transaction. In 2013, BlackRock was also a lessee under one lease with PNC. BlackRock paid approximately $704,000 for these properties as a lessee in 2013.

Stockholder Agreement with PNC

On February 15, 2006, BlackRock entered into an implementation and stockholder agreement with PNC. The agreement was amended and restated on February 27, 2009 and was further amended on June 11, 2009. The agreement governs the ownership interests and relationship of PNC in and with BlackRock.

The following paragraphs describe certain key provisions of the implementation and stockholder agreement with PNC as amended and restated.

Share Ownership

The PNC implementation and stockholder agreement provides for a limit on the percentage of BlackRock capital stock that may be owned by PNC at any time (which we refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 49.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 38% of the sum of the total voting securities and participating preferred stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time.

In addition, PNC may not acquire any shares of BlackRock from any person other than BlackRock or a person that owns 20% or more of the total voting power of the capital stock of BlackRock (other than itself) if, after such acquisition, it would hold capital stock of BlackRock representing more than 90% of its voting ownership cap.

Prohibited Actions

At all times, PNC is prohibited from taking part in, soliciting, negotiating with, providing information to or making any statement or proposal to any person, or making any public announcement, with respect to:

•	an acquisition which would result in PNC holding more than its ownership cap, or holding any equity securities of any controlled affiliate of BlackRock;

•	any business combination or extraordinary transaction involving BlackRock or any controlled affiliate of BlackRock, including a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any controlled affiliate of BlackRock;

•	any restructuring, recapitalization or similar transaction with respect to BlackRock or any controlled affiliate of BlackRock;

•	any purchase of the assets of BlackRock or any controlled affiliate of BlackRock, other than in the ordinary course of its business;

•	being a member of a “group,” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding or disposing of any shares of capital stock of BlackRock or any controlled affiliate of BlackRock;

•	selling any BlackRock capital stock in an unsolicited tender offer that is opposed by the BlackRock Board of Directors;

•	any proposal to seek representation on the Board of Directors of BlackRock except as contemplated by the PNC implementation and stockholder agreement;

•	any proposal to seek to control or influence the management, Board or policies of BlackRock or any controlled affiliate of BlackRock except as contemplated by the PNC implementation and stockholder agreement; or

•	any action to encourage or act in concert with any third party to do any of the foregoing.

Additional Purchase of Voting Securities

The PNC implementation and stockholder agreement gives PNC the right, in any issuance of BlackRock voting stock, (1) to purchase an amount of such stock or, at PNC’s option, Series B Preferred Stock, upon such issuance that would result in PNC holding the lesser of (a) the PNC ownership cap or (b) an ownership percentage in BlackRock equal to what it held prior to the issuance, and (2) if as a result of such stock issuance PNC’s beneficial ownership of the total voting power of BlackRock capital stock decreases to less than 38%, to exchange such number of shares of Series B Preferred Stock for shares of common stock on a one-for-one basis such that following the stock issuance, PNC will beneficially own shares of voting securities representing not more than 38% of the total voting power of BlackRock capital stock, unless such issuance constitutes a public offering and would not, together with any stock issuance constituting a public offering since the closing of the MLIM Transaction, after taking into account any share repurchases by BlackRock since the closing of the MLIM Transaction and transfers by PNC, decrease PNC’s total voting power to 90% or less of the PNC ownership cap.

Share Repurchase

If BlackRock engages in a share repurchase, BlackRock may require PNC to sell an amount of securities that will cause its beneficial ownership of BlackRock capital stock not to exceed its total ownership cap or voting ownership cap.

Transfer Restrictions

PNC may not transfer any capital stock of BlackRock beneficially owned by it, except for transfers to their respective affiliates and transfers in certain other specified categories of transactions that would result in the beneficial ownership, by any person, of more than 10% of the total voting power of issued and outstanding BlackRock capital stock with respect to transfers to persons who would be eligible to report their holdings of BlackRock capital stock on Schedule 13G or of more than 5% of the total voting power of issued and outstanding capital stock with respect to any other persons.

Right of Last Refusal

PNC must notify BlackRock if it proposes to sell shares of BlackRock capital stock in a privately negotiated transaction. Upon receipt of such notice, BlackRock will have the right to purchase all of the stock being offered, at the price and terms described in the notice. These notification requirements and purchase rights do not apply in the case of tax-free transfers to charitable organizations or foundations and tax-deferred transfers.

Corporate Governance

Board Designation

The PNC implementation and stockholder agreement provides that BlackRock will use its best efforts to cause the election at each annual meeting of stockholders such that the Board of Directors will consist of no more than 19 directors:

•	not less than two nor more than four directors who will be members of BlackRock management;

•	two directors who will be designated by PNC, provided, however, that if for any period greater than 90 consecutive days PNC and its affiliates shall beneficially own less than 10% of the BlackRock capital stock issued and outstanding, PNC shall promptly cause one of such PNC designees to resign and the number of PNC designees permissible shall be reduced to one and; provided further, that, if for any period greater than 90 consecutive days PNC and its affiliates shall beneficially own less than 5% of the BlackRock capital stock issued and outstanding, PNC shall promptly cause a second PNC designee to resign and the number of PNC designees permissible shall be reduced to zero; and

•	the remaining directors who will be independent for purposes of the rules of the NYSE and will not be designated by or on behalf of PNC or any of its affiliates.

Of the current directors, James E. Rohr and William S. Demchak were designated by PNC.

Voting Agreement

PNC has agreed to vote all of its voting shares in accordance with the recommendation of the Board of Directors on all matters to the extent consistent with the provisions of the PNC implementation and stockholder agreement, including the election of directors.

Approvals

Under the PNC implementation and stockholder agreement, the following may not be done without prior approval of all of the independent directors, or at least two-thirds of the directors, then in office:

•	appointment of a new Chief Executive Officer of BlackRock;

•	any merger, issuance of shares or similar transaction in which beneficial ownership of a majority of the total voting power of BlackRock capital stock would be held by persons different from those currently holding such majority of the total voting power, or any sale of all or substantially all assets of BlackRock;

•	any acquisition of any person or business that has a consolidated net income after taxes for its preceding fiscal year that equals or exceeds 20% of BlackRock’s consolidated net income after taxes for its preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock capital stock constituting more than 10% of the total voting power of BlackRock capital stock issued and outstanding immediately after completion of such acquisition;

•	any acquisition of any person or business constituting a line of business that is materially different from the lines of business BlackRock and its controlled affiliates are engaged in at that time if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

•	except for repurchases otherwise permitted under their respective stockholder agreements, any repurchase by BlackRock or any subsidiary of shares of BlackRock capital stock such that, after giving effect to such repurchase, BlackRock and its subsidiaries shall have repurchased more than 10% of the total voting power of BlackRock capital stock within the 12-month period ending on the date of such repurchase;

•	any amendment to BlackRock’s certificate of incorporation or amended and restated bylaws;

•	any matter requiring stockholder approval pursuant to the rules of the NYSE; or

•	any amendment, modification or waiver of any restriction or prohibition on Merrill Lynch or its affiliates provided for under its stockholder agreements.

Committees

Consistent with applicable laws, rules and regulations, the Audit Committee, the MDCC and the Nominating and Governance Committee are to be composed solely of independent directors. The Risk Committee and Executive Committee are not subject to any similar laws, rules or regulations, and as such, are composed of a mix of independent and non-independent directors. The PNC implementation and stockholder agreement provides that the Executive Committee will consist of not less than five members, of which one must be designated by PNC.

Significant Stockholder Transactions

The PNC implementation and stockholder agreement prohibits BlackRock or its affiliates from entering into any transaction with PNC or its affiliates, unless such transaction was in effect as of September 29, 2006, is in the ordinary course of business of BlackRock or has been approved by a majority of the directors of BlackRock, excluding those appointed by the party wishing to enter into the transaction.

Termination

The PNC implementation and stockholder agreement will terminate on the first day on which PNC and its affiliates own less than 5% of the capital stock of BlackRock, unless PNC sends a notice indicating its intent to increase its beneficial ownership above such threshold within 10 business days after it has fallen below such threshold, and PNC buys sufficient capital stock of BlackRock within 20 business days after PNC has notice that it has fallen below 5% of BlackRock capital stock such that it continues to own greater than 5% of BlackRock capital stock.

Registration Rights Agreements with PNC

On September 29, 2006, BlackRock entered into a registration rights agreement with PNC. Pursuant to the agreement with PNC, PNC has the right to require BlackRock to register certain BlackRock securities owned by it. PNC has the right to make two such requests in any 12-month period subject to each request being for securities with a minimum value of $150,000,000. Additionally, the agreement grants PNC customary “piggyback” registration rights. Pursuant to the registration rights agreement, BlackRock may suspend registration for a reasonable period of time if the Chief Executive Officer of BlackRock determines in good faith, upon consultation with counsel, that the use of a registration statement would require premature disclosure of non-public information, the disclosure of which would be materially adverse to BlackRock, with such suspension period to be limited to 60 days with the total number of suspension days of a 12-month period limited to 120 days. Subject to the terms of the stockholder agreement, BlackRock is generally required to pay all expenses in connection with obtaining registrations under the registration rights agreement while PNC will pay all sales and commission-related expenses.

Stockholder Agreement with Merrill Lynch

On February 15, 2006, BlackRock entered into a stockholder agreement with Merrill Lynch, which governed the ownership interests and relationship of Merrill Lynch in and with BlackRock. This agreement was amended and restated on February 27, 2009, June 11, 2009 and November 15, 2010. The stockholder agreement expired on July 31, 2013. The terms of the stockholder agreement provided for, among other things:

•	ownership limitations applicable to Merrill Lynch with respect to BlackRock common stock (4.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 9.9% of the sum of the total capital stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time);

•	restrictions on Merrill Lynch from taking part in, soliciting, negotiating with, providing information to or making any statement or proposal to any person, or making any public announcement, with respect to certain transactions with BlackRock;

•	the ability of Merrill Lynch to designate two directors to BlackRock’s Board, subject to certain conditions and limitations;

•	requirements that BlackRock obtain the approval of Merrill Lynch prior to, among other things, entering into certain transactions that could be viewed as adverse to Merrill Lynch or amending the governing documents or certain other agreements to which BlackRock was subject in such a way that could be viewed as adversely affecting the interests of Merrill Lynch; and

•	non-competition provisions pursuant to which (i) Merrill Lynch was prohibited, subject to certain exceptions, from acting as an asset manager to any fund or separately managed account anywhere in the world, and (ii) BlackRock was prohibited, subject to certain exceptions, from competing in the retail securities brokerage business. Additionally, investment advisors controlled by Merrill Lynch were prohibited, subject to certain exceptions, from (i) creating a family of open-end funds for the purpose of replicating that portion of the asset management business of BlackRock or establishing a direct competitive threat to BlackRock or (ii) creating an open-end fund or family of open-end funds for the purpose of replicating BlackRock’s Funds Diversified Portfolios (“FDP®”) platform or establishing a direct competitive threat to FDP.

Transactions with Directors, Executive Officers and Other Related Parties

Gary S. Shedlin, Senior Managing Director and Chief Financial Officer of BlackRock, was formerly Vice Chairman, Investment Banking and a Managing Director in the Financial Institutions Group at Morgan Stanley from 2010 to 2013. Morgan Stanley and its affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for BlackRock. Also, from time to time in the ordinary course of business, acting as agent for its clients, BlackRock effects transactions in securities and other financial assets with Morgan Stanley and its subsidiaries. An affiliate of Morgan Stanley is a joint lead arranger, joint bookrunner and documentation agent under BlackRock’s Credit Facility with a commitment of $255 million as of December 31, 2013. BlackRock had no amounts outstanding under the Credit Facility as of December 31, 2013. Morgan Stanley and its affiliates received approximately $214,000 in fees in connection with BlackRock’s Credit Facility in 2013.

From time to time, certain directors, their family members and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. For certain types of products and services offered by BlackRock’s subsidiaries, BlackRock directors may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers and eligible employees.

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

On February 27, 2007, the Board of Directors adopted a written policy regarding related person transactions, which governs and establishes procedures for the approval and ratification of related person transactions. The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000, where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

The policy provides that related person transactions must be approved by a majority of the uninterested members of the Nominating and Governance Committee or the Board of Directors. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the Nominating and Governance Committee or the Board of Directors, the Chairperson of the Nominating and Governance Committee may approve the transaction.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to BlackRock and his or her interest in the transaction, (ii) the benefits to BlackRock, (iii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, (iv) the availability of comparable products or services that would avoid the need for a related person transaction, and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

The policy provides that transactions (other than transactions in the ordinary course of business) with PNC are governed by the special approval procedures set forth in the PNC implementation and stockholder agreement. Those approval procedures prohibit BlackRock or its affiliates from entering into any transaction (other than any transaction in the ordinary course of business) with PNC or its affiliates unless such transaction was in effect as of September 29, 2006 or has been approved by a majority of the directors of BlackRock, excluding those designated for appointment by the party wishing to enter into the transaction. Of the current directors, James E. Rohr and William S. Demchak were designated by PNC.

Prior to the adoption of this policy, related person transactions, including certain of the transactions described above under “—Bank of America and its Subsidiaries,” “—PNC and its Subsidiaries,” and “—Stockholder Agreement with PNC,” were reviewed with the Board of Directors at the time of entering into such transactions.

ITEM 2

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED BLACKROCK, INC. 1999 STOCK AWARD AND INCENTIVE PLAN AND RE-APPROVAL OF PERFORMANCE GOALS

Proposed Amendment to the Stock Plan

The BlackRock Stock Plan enables the MDCC to make discretionary stock option, stock appreciation, restricted stock, RSU, dividend equivalent and other long-term stock-based or cash-based awards to selected employees, non-employee directors and independent contractors of BlackRock and its present or future affiliates. The Board of Directors believes that the Stock Plan is instrumental in attracting future Stock Plan participants and in retaining and motivating current Stock Plan participants.

BlackRock is asking stockholders to approve an amendment to the Stock Plan in order to (i) increase the number of shares of common stock authorized for issuance under the Stock Plan from 27,000,000 to 34,500,000 shares and (ii) prohibit the repricing of stock options under the Stock Plan. BlackRock is also asking stockholders to re-approve the performance goals set forth in the Stock Plan. This proposal is being submitted to BlackRock’s stockholders in order to ensure the Stock Plan’s compliance with Section 162(m) of the Internal Revenue Code and with the NYSE Corporate Governance Standards concerning stockholder approval of equity compensation plans (the “Corporate Governance Standards”), as further described below. The Board of Directors believes that the existing number of shares available under the Stock Plan will not be sufficient to meet BlackRock’s anticipated needs to attract, reward and/or retain top talent. The increase in the number of shares available under the Stock Plan will allow the Board of Directors to continue to provide equity awards consistent with prior practice. The Board of Directors believes that the combination of short-term and long-term incentives is instrumental in attracting new professionals and retaining top talent.

BlackRock has not historically repriced stock options or other awards. In order to demonstrate commitment to this principle, the Board of Directors has determined that it is advisable to include a prohibition against repricing without stockholder approval in the Stock Plan itself.

Section 162(m) of the Internal Revenue Code denies a tax deduction for certain compensation in excess of $1 million per year paid by a company to Covered Employees (as defined in Section 162(m) of the Internal Revenue Code). Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that the material terms (including the performance goals) pursuant to which the compensation is to be paid (including the business criteria on which the performance goal is based and the maximum amount that can be paid to any individual if the performance goal is attained) are disclosed and approved by stockholders prior to payment. Accordingly, if the amendment to the Stock Plan is approved by stockholders and other conditions of Section 162(m) of the Internal Revenue Code relating to the exclusion for performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Stock Plan should not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code.

The Corporate Governance Standards provide that stockholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto. The Stock Plan is an equity compensation plan (i.e., a plan that provides for the delivery of our common stock to BlackRock employees as compensation for their services) and we are asking in this proposal for your approval of the amendment to the Stock Plan in compliance with the Corporate Governance Standards.

BlackRock is also asking its stockholders to re-approve the performance goals set forth in the Performance Plan. This proposal is described further in “Item 3—Re-Approval of Performance Goals Under the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan.”

Summary of Stock Plan

The following summary of the material features of the Stock Plan does not purport to be complete and is qualified by the specific provisions of the Stock Plan, a copy of which is available to any stockholder of BlackRock upon written request to the Corporate Secretary of BlackRock at BlackRock’s principal executive offices. Requests for copies should be addressed to:

BlackRock, Inc.

Attn: Corporate Secretary

55 East 52nd Street

New York, New York 10055

Shares Available

An aggregate of 27,000,000 shares of common stock is currently authorized for issuance under the Stock Plan. As of March 31, 2014, awards representing 5,876,366 shares of common stock were outstanding under the Stock Plan and 1,669,953 shares of common stock remained available for grant. If BlackRock stockholders approve this proposal, an aggregate of 34,500,000 shares of BlackRock common stock will be authorized for grant under the Stock Plan and 9,169,953 shares of common stock will remain available for grant. No more than 4,000,000 shares of common stock may be covered by stock-based awards to any single individual in any plan year under the Stock Plan.

The number of shares of common stock authorized for issuance under the Stock Plan, as well as the number of shares subject to outstanding awards and the annual limitation on grants to any single individual, are subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event.

Stock Plan Administration

The MDCC administers the Stock Plan. The MDCC consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The MDCC has authority, subject to the provisions of the Stock Plan, to, among other things, determine the persons to whom awards will be granted, determine the terms and conditions (including any applicable performance criteria) of the awards, and prescribe, amend and rescind rules and regulations relating to the Stock Plan.

Eligibility

Grants of awards may be made under the Stock Plan to selected employees, non-employee directors and independent contractors of BlackRock and its present or future affiliates, at the discretion of the MDCC. As of March 31, 2014, approximately 11,475 BlackRock employees were eligible for awards under the Stock Plan. The closing price of a share of common stock on the NYSE on March 31, 2014 was $314.48.

Stock Options and Appreciation Rights

Stock option awards may be either “incentive stock options,” as such term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. Incentive stock options may only be granted to employees. The exercise price of an option may not be less than the fair market value per share of common stock on the date of grant. The exercise price of a stock option may be paid in cash, by the surrender of common stock or by a combination of these methods. An award agreement may also allow an option recipient to elect to pay the exercise price by having shares of common stock sold by a broker pursuant to a cashless same-day sale exercise.

Stock appreciation rights may be granted alone or together with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over either the fair market value of a share of common stock on the date of grant (in case of a free standing stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right). Payment can be made in cash, common stock or both, as specified in the award agreement or as determined by the MDCC.

Stock options and stock appreciation rights are exercisable at such times and upon such conditions as the MDCC may determine, as reflected in the applicable award agreement. The MDCC determines the exercise period except that, in the case of an incentive stock option, the exercise period may not exceed ten years from the date of grant of the incentive stock option.

Except to the extent that the applicable award agreement provides otherwise, in the event of the termination of employment of an employee or termination of the independent contractor relationship, the right to exercise stock options and stock appreciation rights held by such employee or independent contractor will cease.

Restricted Stock and Restricted Stock Units

A restricted stock award is an award of common stock and a RSU award is an award of the right to receive cash or common stock at a future date. In each case, the award is subject to restrictions on transferability and such other restrictions, if any, as the MDCC may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, in such installments, or otherwise, as the MDCC may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to accrue dividend equivalents equal to the dividends paid on shares of common stock. Such dividend equivalents will be paid at the time of settlement of such awards.

Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, shares of restricted stock, RSUs and accrued but unpaid dividends or dividend equivalents that are subject to restrictions will be forfeited unless the award agreement provides otherwise. The MDCC can determine that restrictions or forfeiture conditions relating to restricted stock or RSUs will be waived in whole or in part in the event of terminations resulting from specified causes. The MDCC may in other cases waive in whole or in part the forfeiture of restricted stock.

Dividend Equivalents and Other Stock- or Cash-Based Awards

The MDCC may grant a participant the right to receive cash or common stock, in each case equal in value to dividends paid with respect to a specified number of shares of common stock. These dividend equivalents may be awarded on a freestanding basis or in connection with another award and may be paid currently or on a deferred basis. The MDCC is also authorized to grant stock-based and cash-based awards. The MDCC will determine the form of “other stock-based awards” and “other cash-based awards” that may be awarded under the Stock Plan, as well as all of the terms and conditions applicable to these awards, including whether the vesting or payment of an award will be based on the attainment of one or more performance goals. Other stock-based awards will be valued in whole or in part by reference to, or will be otherwise based on, shares of common stock. Other stock-based awards may be granted alone or in addition to other awards under the Stock Plan. The maximum payment that any “covered employee” within the meaning of Section 162(m) may receive pursuant to an “other cash-based award” in respect of any fiscal year during a performance period shall be $1,000,000.

Performance Goals

To the extent the MDCC grants an award under the Stock Plan with payment or vesting based on the attainment of one or more performance goals, such payment or vesting is permitted if, and only to the extent that, the performance goals established by the MDCC are met. The performance goals may relate to the performance of BlackRock, a subsidiary, affiliate, division or strategic business unit or any combination thereof. The performance goals will be based on one or more of the following criteria: (i) before-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) stock price appreciation and (viii) implementation or completion of critical projects or processes. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the performance of BlackRock relative to a market index, a group of other companies or a combination thereof, all as determined by the MDCC. The performance goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made. To the extent possible, each of the foregoing performance goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the MDCC. The performance measure or measures and the performance goals established by the MDCC may be different for different fiscal years and different goals may be applicable to BlackRock and its subsidiaries and affiliates.

Transferability

Except as otherwise determined by the MDCC, awards granted under the Stock Plan may be transferred only by will or by the laws of descent and distribution.

Amendment and Termination

The Stock Plan may be altered, amended, suspended or terminated by the Board of Directors or the MDCC, in whole or in part, except that no amendment that requires stockholder approval in order for the Stock Plan to continue to comply with state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required stockholder approval. In addition, no amendment may be made that adversely affects any of the rights of any award holder previously granted an award without the holder’s consent. The Stock Plan will terminate on March 27, 2016.

United States Federal Income Tax Information

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Stock Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options

An optionee generally recognizes no taxable income for income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code. Optionees who neither dispose of their shares (“iso shares”) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the iso shares. If an optionee disposes of the iso shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the iso shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the iso shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the iso shares were held by the optionee. BlackRock will be entitled to a deduction in connection with the disposition of the iso shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the iso shares.

Nonstatutory Stock Options

An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a BlackRock employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. BlackRock generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option.

New Plan Benefits and Additional Information

Future grants under the Stock Plan will be made at the discretion of the MDCC and, accordingly, are not yet determinable. In addition, benefits under the Stock Plan will depend on a number of factors, including the fair market value of common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Stock Plan. During the last fiscal year, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the Summary Compensation Table; however, all executive officers as a group (consisting of twelve individuals, including the six NEOs) were granted an aggregate of 116,735 RSUs and all employees, including all officers who are not executive officers, as a group were granted an aggregate of 1,543,797 shares of restricted stock and RSUs. For information relating to the grants under the Stock Plan for the last fiscal year to BlackRock’s NEOs, see the “2013 Grants of Plan-Based Awards” table.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Stock Plan and re-approval of the performance goals under the Stock Plan.

ITEM 3

RE-APPROVAL OF PERFORMANCE GOALS UNDER THE AMENDED AND RESTATED

BLACKROCK, INC. 1999 ANNUAL INCENTIVE PERFORMANCE PLAN

Proposed Re-Approval of the Performance Goals

BlackRock is asking its stockholders to re-approve the performance goals set forth in the Performance Plan. This Proposal is being submitted to BlackRock’s stockholders in order to ensure the Performance Plan’s continued compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code denies a tax deduction for certain compensation in excess of $1 million per year paid by a company to Covered Employees. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that the material terms (including the performance goals) pursuant to which the compensation is to be paid (including the business criteria on which the performance goal is based and the maximum amount that can be paid to any individual if the performance goal is attained) are disclosed and approved by stockholders prior to payment. Accordingly, if the performance goals under the Performance Plan are re-approved by stockholders and other conditions of Section 162(m) of the Internal Revenue Code relating to the exclusion for performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Performance Plan should not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code.

Summary of Performance Plan

The following summary of the material features of the Performance Plan does not purport to be complete and is qualified by the specific provisions of the Performance Plan, a copy of which is available to any stockholder of BlackRock upon written request to the Corporate Secretary of BlackRock at BlackRock’s principal executive offices. Requests for copies should be addressed to:

BlackRock, Inc.

Attn: Corporate Secretary

55 East 52nd Street

New York, New York 10055

Purpose

The purpose of the Performance Plan is to encourage behavior by participants that creates superior financial performance and strengthens the commonality of interests between the participants and stockholders in creating superior stockholder value.

Awards; Eligible Employees

Awards under the Performance Plan are in the form of annual bonuses. These awards may be granted to officers and other employees of BlackRock in the sole discretion of the MDCC. As of March 31, 2014, there were approximately 11,475 individuals who may be considered for participation in the Performance Plan. The MDCC will specify the performance goals applicable to each award.

Administration

The Performance Plan is administered by the MDCC. The MDCC has the authority to administer the Performance Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards will be granted; to determine the terms, conditions, restrictions and performance criteria, including performance goals, relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited or surrendered; to construe and interpret the Performance Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Performance Plan; to determine the terms and provisions of award agreements; to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting BlackRock or any subsidiary or affiliate or the financial statements of BlackRock or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; and to make all other determinations deemed necessary or advisable for the administration of the Performance Plan.

Performance Goals

Payment of awards to participants is permitted if, and only to the extent that, performance goals established by the MDCC are met for BlackRock’s fiscal year. The performance goals may relate to the performance of BlackRock, a subsidiary, affiliate, division or strategic business unit or any combination thereof. The performance goals will be based on one or more of the following criteria: (i) before-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) stock price appreciation and (viii) implementation or completion of critical projects or processes. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the performance of BlackRock relative to a market index, a group of other companies or a combination thereof, all as determined by the MDCC. The performance goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made. To the extent possible, each of the foregoing performance goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the MDCC. The performance measure or measures and the performance goals established by the MDCC may be different for different fiscal years and different goals may be applicable to BlackRock and its subsidiaries and affiliates.

Annual Limitation on Bonus Payments to Any Individual

The Performance Plan currently provides that no executive officer can receive an annual bonus under the Performance Plan in excess of 1.5% of BlackRock’s total annual revenue, determined in accordance with generally accepted accounting principles, excluding non-operating income. The MDCC may, in its discretion, reduce or eliminate any award under the Performance Plan, but in no event may the MDCC discretionarily increase the amount of an award payable to any Covered Employee.

Payment of Awards

Unless otherwise determined by the MDCC, all payments in respect of awards granted under the Performance Plan will be made, in cash, within a reasonable period after the end of BlackRock’s fiscal year.

Amendment; Termination

The Board of Directors or the MDCC may from time to time amend, suspend or discontinue the Performance Plan. No amendment, however, may affect adversely any of the rights of any participant under any award following the end of the applicable performance period. In addition, the Performance Plan provides that, absent the requisite approval of BlackRock’s stockholders, no amendment may be made to the Performance Plan that would require such approval in order to remain compliant with Section 162(m) of the Internal Revenue Code.

New Plan Benefits and Additional Information

Since benefits under the Performance Plan will be determined by the MDCC and performance goal criteria may vary from performance period to performance period and from participant to participant, benefits to be paid under the Performance Plan are not determinable at this time. As discussed in “Compensation Discussion and Analysis,” for the last fiscal year the six executive officers listed in the Summary Compensation Table shared in a compensation pool based on pre-incentive operating income, as determined by the MDCC. A summary of awards made under the Performance Plan for BlackRock’s last fiscal year to these executive officers is contained in the Summary Compensation Table and accompanying footnotes.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the re-approval of the performance goals under the Performance Plan.

ITEM 4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE

OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are holding a non-binding advisory vote for stockholders to approve the compensation of our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

While this vote is advisory, and not binding on our Company, it will provide information to our Board of Directors and the MDCC regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and the MDCC value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the MDCC will evaluate whether any actions are necessary to address those concerns.

In considering their vote, stockholders may wish to review with care the information on BlackRock’s compensation policies and decisions regarding the NEOs presented in “Compensation of Executive Officers” on pages 31 to 46, as well as the discussion regarding the MDCC on pages 20-21.

Our compensation philosophy is structured to align management’s interests with our stockholders’ interests. A significant portion of total compensation for executives is closely linked to BlackRock’s financial and operational performance as well as BlackRock’s common stock price performance. BlackRock has adopted strong governance practices for its employment and compensation programs. Compensation programs are reviewed annually to ensure that they do not promote excessive risk taking.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs.

ITEM 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. At its meeting on March 11, 2014, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2014. This appointment is being submitted to the stockholders for ratification. Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Deloitte & Touche LLP or its predecessors have served as BlackRock’s independent registered public accounting firm since 2002. The Audit Committee exercises sole authority to approve all audit engagement fees and terms associated with the retention of Deloitte & Touche LLP. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner and considers whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as BlackRock’s independent auditors is in the best interests of the Company and its stockholders.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2013 and 2012, for BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2013	2012
Audit Fees(1)	$15,820,748	$15,832,196
Audit-Related Fees(2)	4,473,667	4,511,137
Tax Fees(3)	1,349,561	1,013,951
All Other Fees(4)	369,055	413,686

Total	$22,013,031	$21,770,970

(1)	Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the consolidated financial statements or condensed consolidated financial statements, as applicable, filed with the SEC on Forms 10-K and 10-Q, respectively, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits, and review of documents filed with the SEC, including certain Form 8-K filings. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting and audits of certain sponsored funds.

(2)	Audit-Related Fees consisted principally of assurance and related services pursuant to Statement on Standards for Attestation Engagements (SSAE) No. 16 and International Standard on Assurance Engagements (ISAE) 3402, fees for employee benefit plan audits, attestation services for Global Investment Performance Standards (GIPS®) verification and other assurance engagements.

(3)	Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance and reviews of tax returns for certain sponsored investment funds.

(4)	All Other Fees consisted of fees paid to the principal auditor other than audit, audit-related or tax services. All Other Fees included fees primarily related to regulatory maintenance, compliance reviews and translation services.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Periodically, the Audit Committee reviews and pre-approves all audit, audit-related, tax and other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairperson of the Audit Committee. The Chairperson must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the fiscal year 2014.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholders who, in accordance with the Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 Annual Meeting must submit their proposals to BlackRock’s Corporate Secretary on or before December 16, 2014.

Apart from the Exchange Act Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to:

BlackRock, Inc.

Attn: Corporate Secretary

55 East 52nd Street

New York, New York 10055

We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2015 Annual Meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•	not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2015 Annual Meeting is held within 30 days of the anniversary of the 2014 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2015 Annual Meeting by December 16, 2014. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•	the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

J. Russell McGranahan Corporate Secretary

ANNEX A

BLACKROCK, INC.

AMENDED AND RESTATED 1999 STOCK AWARD AND INCENTIVE PLAN

Reference is hereby made to the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan, dated as of May 24, 2010 (as amended, supplemented or otherwise modified from time to time, the “Stock Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Plan.

The parties hereto hereby agree, pursuant to Section 7(d) of the Stock Plan, that, effective May 29, 2014, the Stock Plan shall be amended as follows:

(a)        The first sentence of Section 5 of the Stock Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as provided in the Plan (as defined therein), 34,500,000 shares of Stock shall be reserved for the grant or settlement of Awards under the Plan.”

(b)        The second sentence of Section 7(d) of the Stock Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, (i) no amendment shall affect adversely any of the rights of any Grantee, without such grantee’s consent, under any Award theretofore granted under the Plan; (ii) any amendment shall be approved by shareholders, unless otherwise determined by the Board, if necessary to comply with state law, stock listing requirements or other applicable law; and (iii) the Board may not reprice any previously-granted Option or Stock Appreciation Right without obtaining shareholder approval for such repricing.”

A-1

BLACKROCK, INC. 55 EAST 52ND STREET NEW YORK, NY 10055

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER MATERIALS

If you would like to reduce the costs incurred by BlackRock, Inc. in mailing proxy materials, you can consent to receive all future Proxy Statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided if you received your proxy materials by mail or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72293-P49904	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLACKROCK, INC.
The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3, 4 and 5.
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Abdlatif Yousef Al-Hamad	☐	☐	☐

	1b. Mathis Cabiallavetta	☐	☐	☐				For	Against	Abstain

	1c. Pamela Daley	☐	☐	☐		1j.	Cheryl D. Mills	☐	☐	☐

	1d. Jessica P. Einhorn	☐	☐	☐		1k.	Marco Antonio Slim Domit	☐	☐	☐

	1e. Fabrizio Freda	☐	☐	☐		1l.	John S. Varley	☐	☐	☐

	1f. Murray S. Gerber	☐	☐	☐		1m.	Susan L. Wagner	☐	☐	☐
	1g. James Grosfeld	☐	☐	☐	2.	Approval of the amendment to the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Stock Plan”) and re-approval of the performance goals under the Stock Plan.		☐	☐	☐
	1h. David H. Komansky	☐	☐	☐	3.	Re-approval of the performance goals set forth in the Amended BlackRock, Inc. 1999 Annual Incentive Performance Plan.		☐	☐	☐
	1i. Sir Deryck Maughan	☐	☐	☐	4.	Approval, in a non-binding advisory vote, of the compensation of the named executive officers, as disclosed and discussed in the Proxy Statement.		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	5.	Ratification of the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for fiscal year 2014.		☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Item 2, FOR Item 3, FOR Item 4 and FOR Item 5, and with respect to participants in the BlackRock, Inc. Retirement Savings Plan, in the manner required or permitted by the governing plan documents.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BLACKROCK, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

May 29, 2014

8:00 AM, local time

The New York Palace Hotel

455 Madison Avenue

New York, New York 10022

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 28, 2014.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M72294-P49904

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              The undersigned appoints Gary Shedlin and Russell McGranahan, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of April 3, 2014, at the 2014 Annual Meeting of Stockholders to be held on May 29, 2014, beginning at 8:00 a.m., local time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

              If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Item 2, FOR Item 3, FOR Item 4 and FOR Item 5.

              This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

              If the undersigned is a participant in the BlackRock, Inc. Retirement Savings Plan (the “RSP”), then the undersigned hereby directs Bank of America, N.A., FSB, as Trustee of the RSP to vote all the shares of BlackRock common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side